                                                                  CONFORMED COPY

                             DATED 3rd April 1995
                             --------------------








                   THAMES WATER PRODUCTS & SERVICES LIMITED
                             PWT OVERSEAS LIMITED

                                      and

                         IONPURE TECHNOLOGIES LIMITED

                                      and

                               THAMES WATER PLC

                                      and

                       UNITED STATES FILTER CORPORATION







                        _______________________________

                           SHARE PURCHASE AGREEMENT
                        _______________________________














                               Slaughter and May
                             35 Basinghall Street
                               London  EC2V 5DB

                                  (RCS/AJZP)

                           SHARE PURCHASE AGREEMENT
                           ------------------------

                                   CONTENTS
                                   --------


1.      Interpretation
2.      Sale and purchase
3.      Consideration
4.      Completion
5.      Preparation of the Completion Accounts
6.      Seller's Warranties and Undertakings
7.      Purchaser's and Purchaser's Guarantor's
        Warranties and Undertakings
8.      Purchaser's remedies and Seller's limitations on liability
9.      Guarantees
10.     Restrictions on Seller's business activities
11. Isleworth underlease and assignment of lease of property at Doncaster
12.     Pensions
13.     Intellectual Property
14.     Effect of Completion
15.     Remedies and waivers
16.     Assignment
17.     Entire agreement
18.     Notices
19.     Announcements
20.     Confidentiality
21.     Restrictive Trade Practices Act 1976
22.     Costs and expenses
23.     Counterparts
24.     Time of essence
25.     Invalidity
26.     Language
27.     Choice of governing law
28.     Jurisdiction
29.     Agent for Service

THIS AGREEMENT is made on 3rd April 1995 BETWEEN:

(1) THAMES WATER PRODUCTS & SERVICES LIMITED (whose registered number is 315984) whose registered office is situated at 14 Cavendish Place, London W1M ONU ("TWPS") and PWT Overseas Limited (whose registered number is 724 065) whose registered office is situated at 14 Cavendish Place, London W1M 0NU ("PWT") (the "Sellers"); and

(2) IONPURE TECHNOLOGIES LIMITED (whose registered number is 2417739) whose registered office is situated at Harforde Court, Foxholes Business Park, John Tate Road, Hertford SG13 7NW (the "Purchaser").

(3) THAMES WATER PLC (whose registered number is 2366623) whose registered office is situated at 14 Cavendish Place, London W1M 0NU ("the Sellers' Guarantor"); and

(4) UNITED STATES FILTER CORPORATION (registered in Delaware) whose principal office is situated at 73-710 Fred Waring Drive, Suite 222, Palm Desert, California, 92260 ("the Purchaser's Guarantor")

WHEREAS:

(A) Particulars of the Companies (as defined in this agreement) are set out in schedule 5 (Basic information about the Companies).

(B) TWPS is the beneficial owner of the whole of the issued and allotted share capital in Permutit UK.

(C) PWT is the beneficial owner of the whole of the issued and allotted share capital in Permutit Australia.

(D) The Sellers have agreed to sell and the Purchaser has agreed to purchase and pay for the Shares (as defined in this agreement) in each case on the terms and subject to the conditions set out in this agreement.

(E) The Sellers' Guarantor is the indirect beneficial owner of the entire issued share capital of the Sellers.

(F) The Purchaser's Guarantor is the indirect beneficial owner of the entire issued share capital of the Purchaser.

WHEREBY IT IS AGREED as follows:

1.      INTERPRETATION

(A)     In this agreement and the schedules to it:

        " Accounts"                                means the audited financial
                                     statements of Permutit UK, prepared in
                                     accordance with the Companies Acts, for the accounting reference period ended on 31st March 1994, and the audited financial consolidated statements of Permutit Australia and its subsidiaries prepared in accordance with the Corporations Law and Australian generally accepted accounting standards for the financial year ended 31st March, 1994, and the reports, accounts and other documents required by law to be attached thereto copies of which have, for the purpose of identification only, been initialled by the Seller's Solicitors and delivered to the Purchaser or the Purchaser's Solicitors;


        "Accounts Date"              means 31st March 1994;

        "Asbestos Claim"             means any claim made against Permutit UK in
                                     respect of personal injury, the cause of which is the asbestos at the Manchester
                                     Property;

        " Available Items"           means items made available pursuant to
                                     clause 13(G);

        "Australian Licence"         means the licence agreement dated 7th
                                     October, 1993 made between Kevin McEntee &
                                     Associates Pty Ltd and Permutit Australia of Suite 12, 154 Fullarton Road, Rose Park;

        "Australian Property"        means the Property described in Part C of
                                     schedule 8 (Immovable Properties);

        "Books and Records"          has its common law meaning and includes,
                                     without limitation, all notices,
                                     correspondence, orders, inquiries,
                                     drawings, plans, books of account and other documents and all computer disks or tapes or other machine legible programs or other records;

        "Business Day"               means a day (other than a Saturday or a
                                     Sunday) on which banks are open for
                                     business in London and Sydney and Auckland;

        "Business Information"       means all information, know-how and records
                                     (whether or not confidential and in
                                     whatever form held) including (without
                                     limitation) all formulas, designs,
                                     specifications, drawings, data, manuals and instructions and all customer lists, supplier lists, sales information, business plans and forecasts, and all technical or other expertise and all computer software and all accounting and tax records, correspondence, orders and inquiries relating to the Group;

        "Business of the Group"      means all businesses as at the date of
                                     Completion undertaken by the Group
                                     Companies and which are concerned with the sale or supply of products, systems and services (including without limitation catalogue products and systems,
                                     HEAVC/commercial softeners, and pre-
                                     engineered systems) used in industrial
                                     water purification, laboratory water
                                     purification, other non-municipal water
                                     purification, industrial wastewater
                                     treatment and other non-municipal
                                     wastewater treatment;

        "Claim for Tax"              means a notice of assessment, a written
                                     decision by an Inspector of the Board, the New Zealand Inland Revenue, the Australian
                                     Inland Revenue, any other Tax Authority, determination of an appeal by the Commissioners, the New Zealand
                                     Commissioners, the Australian Commissioners and a decision of any Court from which assessment, decision or determination it appears that a Tax Liability has, will or is likely to be imposed on any Group
                                     Company or any member of the Purchaser's
                                     Group for which the Purchaser does or will or would have a claim against the Sellers under the provisions of this agreement or the Tax
                                     Covenant;

        "Companies Acts"             means the Companies Act 1985, the Companies
                                     Consolidation (Consequential Provisions)
                                     Act 1985, the Companies Act 1989 and Part V of the Criminal Justice Act 1994;

        "Companies"                  means The Permutit Company Limited and The
                                     Permutit Company Pty Ltd, basic information concerning which is set out in schedule 5
                                     (Basic information about the Companies)and each is referred to as a "Company";

        "Completion"                 means completion of the sale and purchase
                                     of the Shares under this agreement;

        "Completion Accounts"        means the accounts prepared in accordance
                                     with clause 5 for the purpose of
                                     establishing the Net Asset Value;

        "Confidential Business
        Information"                 means Business Information which is
                                     confidential or not generally known;

        "Corporations Law"           means the Corporations Law of New South
                                     Wales and other jurisdictions of Australia as it applies to Permutit Australia;

        " Deed of Assignment"        means a deed of assignment in the form
                                     attached to the Disclosure Letter to be
                                     entered into by TWPS in favour of the
                                     Purchaser;

        "Disclosure Letter"          means the letter of even date herewith
                                     written by the Seller to the Purchaser for the purposes of clause 8(B) (Purchaser's remedies and Sellers' limitations on liability) and delivered to the Purchaser's
                                     Solicitors before the execution of this
                                     agreement;

        "Dubai Leases"               means the two lease agreements in the name
                                     of Permutit UK dated 25th July, 1994 and
                                     18th December, 1994 in respect of apartment
                                     708 Golden Sands III and apartment 715
                                     Golden Sands I;

        " Egypt Side Letter"         an agreement of even date herewith made
                                     between PWT Projects Limited and the
                                     Purchaser;

        "Egypt Trade Mark User       means the agreement contained in
        Agreement"                   Part B of Schedule 14;

        "Employee"                   means any person employed at the date of
                                     this agreement by any member of the Group including any director of any member of the Group;

        "Environment"                consists of all, or any, of the following
                                     media: namely, air (including the air
                                     within buildings and the air within other natural or man-made structures above or below ground), water (including territorial, coastal and inland waters and natural water and drains and sewers) and land (including sea bed or river bed under any water as described above, surface land and sub-surface land);

        "Environmental Approvals"    means permits, consents, licences, and
                                     other authorisations and approvals required under Environmental Laws to be obtained in connection with the use of any of the Properties or the conduct of the business of any Group Company;

        "Environmental Laws"         means, in relation to any Group Company:

                                                (i)     all current and previous
                                                        national or local
                                                        statutes, codes,
                                                        directives, notes or
                                                        other laws or
                                                        legislation concerning
                                                        Environmental Matters
                                                        which are applicable at
                                                        or prior to the date of
                                                        this agreement to any of
                                                        the

                                                        Properties or the
                                                        conduct of the Group
                                                        Company's business at
                                                        any of the Properties
                                                        and all rules,
                                                        regulations, ordinances,
                                                        orders, notices and
                                                        directives made
                                                        thereunder at or prior
                                                        to the date of this
                                                        agreement;

                                                (ii)    judicial and
                                                        administrative
                                                        interpretations of each
                                                        of the foregoing;

        "Environmental Liabilities"             means liability under
                                                Environmental Laws in relation
                                                to Environmental Matters
                                                including (without limitation)
                                                monetary claim or fine, actual
                                                liability to make good, repair,
                                                reinstate, treat or clean up:-

                                                (i)     any of the Properties or
                                                        any property previously
                                                        owned or occupied by any
                                                        Group Company;

                                                (ii)    any place where any
                                                        Group Company has caused
                                                        or permitted any
                                                        Hazardous Materials to
                                                        be sent, spilt,
                                                        discharged, disposed of,
                                                        displaced or otherwise
                                                        directly or indirectly
                                                        to become located; or

                                                (iii)   otherwise arising out of
                                                        or in connection with
                                                        the business of any
                                                        Group Company;

        " Environmental Matters"                means:-

                                                (i)     the disposal, release,
                                                        spillage, deposit,
                                                        escape, discharge, leak
                                                        or emission of, contact
                                                        with, or exposure of any
                                                        person to, Hazardous
                                                        Materials or Waste;

                                                (ii)    the creation of any
                                                        noise, vibration,
                                                        radiation, common law or
                                                        statutory nuisance, or
                                                        other adverse impact on
                                                        the Environment;

                                                (iii)   any other matters
                                                        relating to the
                                                        condition, protection,
                                                        maintenance, restoration
                                                        or replacement of the
                                                        Environment or any part
                                                        of it arising directly
                                                        or indirectly out of the
                                                        manufacturing,
                                                        processing, treatment,
                                                        keeping, handling, use
                                                        (including as a building
                                                        material),possession,
                                                        supply, receipt, sale,
                                                        purchase, import,
                                                        export, transportation
                                                        or presence of Hazardous
                                                        Materials or Waste;

        "Group"                                 means the Companies and all the
                                                Subsidiaries;

        "Group Company"                         means any Company or Subsidiary;

        "Hazardous Materials"                   includes any substance, whether
                                                solid, liquid or gaseous and
                                                noise or electromagnetic or
                                                other radiation which in any
                                                case is capable of causing harm
                                                to man or any other living
                                                organism supported by the
                                                Environment;

        "ICTA 1988"                             means the Income and Corporation
                                                Taxes Act 1988;

        "Immovable Property"                    means freehold, leasehold or
                                                other immovable property in any
                                                part of the world;

        "Information Memoranda"                 means the information memorandum
                                                prepared by Coopers and Lybrand
                                                on the Group, dated December,
                                                1994 as attached to the
                                                Disclosure Letter;

        "Intellectual Property"                 means patents, trade names,
                                                trade marks and service marks,
                                                registered designs, rights in
                                                designs, trade or business
                                                names, copyrights (including
                                                rights in computer software) and
                                                topography rights (whether or
                                                not any of these are registered
                                                and including applications for
                                                registration of any such thing)
                                                and all rights or forms of
                                                protection of a similar nature
                                                or having equivalent or
                                                similar effect to any of these
                                                which may subsist anywhere in
                                                the world;

        "Isleworth Property"                    the property known as Pemberton
                                                House, 632-652 London Road,
                                                Isleworth;

        "ITA 1984"                              means the Inheritance Tax Act
                                                1984;

        " Items"                                means:-

                                                (i)     the Specified Items; and

                                                (ii)    any other drawings or
                                                        documents containing
                                                        know-how or technical
                                                        information which has at
                                                        any time been used in
                                                        the business of the
                                                        relevant Group Company;

        " Loan Note"                            a L2,785,345 nominal loan note
                                                issued by TWPS in the form
                                                attached to the Disclosure
                                                Letter;

        "London Stock Exchange"                 means the International Stock
                                                Exchange of the United Kingdom
                                                and the Republic of Ireland
                                                Limited;

        "Management Accounts"                   means the management accounts of
                                                each of the Companies as at 28th
                                                February 1995, in the form
                                                attached to the Disclosure
                                                Letter;

        "Manchester Property"                   means Units B1 and B2, Floats
                                                Road Industrial Estate,
                                                Wythenshawe, Manchester;

        "Net Asset Value"                       means the aggregate of the
                                                Companies' assets including the
                                                Companies' intangible assets
                                                less the aggregate of the
                                                Companies' liabilities
                                                calculated in accordance with
                                                generally accepted accounting
                                                principles but ignoring for this
                                                purpose, any bank indebtedness
                                                owed by any Group Company and
                                                any sums owed to any Group
                                                Company by any member of the
                                                Retained Group or vice versa,
                                                other than by way of trading in
                                                the ordinary course;

        "New Zealand Property"                  means the Property described in
                                                Part B of schedule 8 (Immovable
                                                Properties);

        "Panel"                                 means the Panel on Takeovers and
                                                Mergers;

        "Permitted Businesses"                  means the businesses specified
                                                in clause 10(E) (Restrictions on
                                                Sellers' business activities);

        "Permutit Australia"                    means The Permutit Company Pty
                                                Ltd;

        "Permutit Australia Shares"             means all the issued share
                                                capital of Permutit Australia;

        "Permutit Brand Name"                   means the registered and
                                                unregistered Intellectual
                                                Property using the name
                                                "Permutit" as set out in the
                                                schedule which is annexed to the
                                                Disclosure Letter;

        "Permutit New Zealand"                  means Permutit New Zealand
                                                Limited;

        "Permutit UK"                           means The Permutit Company
                                                Limited;

        "Permutit UK Shares"                    means all the issued share
                                                capital of Permutit UK;

        "Pontyclun Claims"                      means any claim made against any
                                                member of the Group including,
                                                without limitation, claims in
                                                respect of any personal injury
                                                or environmental matter arising
                                                from or in respect of the
                                                business which was carried on by
                                                Permutit UK at Pontyclun, South
                                                Wales;

        "Proceedings"                           means any proceeding, suit or
                                                action arising out of or in
                                                connection with this agreement;

        "Properties"                            means the Immovable Property
                                                listed in schedule 8 (Immovable
                                                Properties owned by members of
                                                the Group);

        "Purchaser's Accountants"               means Giess Wallis Crisp;

        "Purchaser's Group"                     means the Purchaser, its
                                                subsidiaries and subsidiary
                                                undertakings, any holding
                                                company of the Purchaser and all
                                                other
                                                subsidiaries of any such holding
                                                company from time to time;

        "Purchase Price"                        means the consideration referred
                                                to in clause 3 (Consideration);

        "Purchaser's Solicitors"                means Fox Williams;

        "Relief"                                has the meaning given in the Tax
                                                Covenant;

        "Retained Group"                        means the Sellers, their
                                                subsidiaries and subsidiary
                                                undertakings any holding company
                                                of the Sellers and all other
                                                subsidiaries and subsidiary
                                                undertakings of any such holding
                                                company from time to time
                                                (except any member of the
                                                Group);

        "RTPA"                                  means the Restrictive Trade
                                                Practices Acts 1976 and 1977;

        "Sellers' Accountants"                  means Coopers & Lybrand;

        "Sellers' Solicitors"                   means Slaughter and May;

        "Shares"                                means the Permutit UK shares and
                                                the Permutit Australia shares;

        "South Africa Trade Mark                means the agreement set out in
        User Agreement"                         Part B of Schedule 14;

        " Specified Intellectual                means any Intellectual Property
        Property"                               in any Specified Items which the
                                                Sellers have warranted under
                                                sub-clause 7(H)(ix) of Schedule
                                                2 to be in the possession of any
                                                of the Group Companies;

        "Specified Items"                       means the items referred to in
                                                schedule 11;

        "Subsidiary"                            means at any relevant time any
                                                then subsidiary or subsidiary
                                                undertaking of either of the
                                                Companies, basic information
                                                concerning each current
                                                subsidiary and subsidiary
                                                undertaking being set out in
                                                schedule 6 (Basic information
                                                about the Subsidiaries and
                                                Subsidiary Undertakings);

        "Tax" or "Taxation"                     has the meaning given in the Tax
                                                Covenant;

        "Taxes Act 1976"                        means the New Zealand Income Tax
                                                Act 1976;

        "Tax Authority"                         has the meaning given in the Tax
                                                Covenant;

        "Tax Covenant"                          means the tax covenant referred
                                                to in schedule 1 (Completion
                                                arrangements) entered into at
                                                Completion between the parties
                                                to this agreement;

        "Tax Liability"                         has the meaning given in the Tax
                                                Covenant;

        "Tax Warranties"                        means the warranties set out in
                                                clause 10 of Schedule 2;

        "TCGA 1992"                             means the Taxation of Chargeable
                                                Gains Act 1992;

        "TMA 1970"                              means the Taxes Management Act
                                                1970;

        "Transaction"                           has the meaning given in the Tax
                                                Covenant;

        "UK Properties"                         means the Properties listed in
                                                Part A of schedule 8 (Immovable
                                                Properties);

        "VATA"                                  means the Value Added Tax Act
                                                1994;

        "VAT Legislation"                       means the VATA and all other
                                                enactments in relation to value
                                                added tax and all notices,
                                                provisions and conditions made
                                                or issued thereunder including
                                                the terms of any agreement
                                                reached with HM Commissioners of
                                                Customs and Excise or any
                                                concession relating to VAT
                                                referred to in the Disclosure
                                                Letter;

        "Warranties"                            means the warranties set out in
                                                schedule 2 (Warranties) and
                                                schedule 7 (Pensions) given by
                                                the Sellers;

        "Waste" means any waste (including anything which is abandoned, unwanted or surplus) irrespective of whether it is capable of being recovered or recycled or has any value;

        "Working Hours"                         means 9.30 a.m. to 5.30 p.m. on
                                                a Business Day.

(B)     In this agreement, unless otherwise specified:

        (i) references to clauses, sub-clauses, paragraphs, sub-paragraphs, parts and schedules are to clauses, sub-clauses, paragraphs, sub-paragraphs and parts of, and schedules to, this agreement;

        (ii) a reference to any statute or statutory provision shall, be construed as a reference to the same as was in effect at the relevant date (including any amendments, modifications or re-enactments prior to such date in effect on such date) or as it may have been, or may from time to time be, amended, modified or re-enacted;

        (iii) references to a "company" shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

        (iv) references to a "person" shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality);

        (v) the expressions "accounting reference date", "accounting reference period", "allotment", "body corporate", "current assets", "debentures", "holding company", "paid up", "profit and loss account" "subsidiary", "subsidiary undertaking" and "wholly-owned subsidiary" shall have the meaning given in the Companies Acts; and in relation to Permutit Australia "current assets", "debentures", "profit and loss account" and "financial year" have the meaning given in or applicable under the Corporations Law and in relation to Permutit New Zealand "debentures", "holding company" and "subsidiary" shall have the meanings given in the Companies Act 1955;

        (vi) a person shall be deemed to be "connected" with another if that person is connected with another within the meaning of section 839 ICTA 1988;

       (vii) references to writing shall include any modes of reproducing words in a legible and non-transitory form;

      (viii)    references to times of day are to London time;

        (ix) headings to clauses and schedules are for convenience only and do not affect the interpretation of this agreement;

        (x) words importing the singular number include the plural and vice versa; and

        (xi) the schedules form part of this agreement and shall have the same force and effect as if expressly set out in the body of this agreement, and any reference to this agreement shall include the schedules.

2.      SALE AND PURCHASE

(A) TWPS shall sell as beneficial owner the Permutit UK Shares and PWT shall sell as beneficial owner the Permutit Australia Shares and the Purchaser relying on the representations, warranties and undertakings herein contained shall purchase, subject to clause 2(B), the Shares. The Shares shall be free from all claims, liens, charges, encumbrances and options, equities or any similar right and shall be sold with all rights attached or accruing to them at Completion.

(B) The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously in accordance with this agreement.

(C) The Purchaser shall be entitled to exercise all rights now attached or hereafter accruing to the Shares including, without limitation, the right to receive all dividends, distributions or any return of capital declared, paid or made by the Companies in respect of periods commencing on or after Completion.

(D) The Sellers waive and shall procure that all rights of pre-emption over any of the Shares conferred by the articles of association of either of the Companies or in any other way are waived.

3.      CONSIDERATION

        The consideration for the purchase of the Shares shall be the payment by the Purchaser of the sum of L9,053,382 which shall be apportioned between the Shares as to L7,799,775 in respect of Permutit UK and L1,253,607 in respect of Permutit Australia and shall be payable in accordance with clause 4 (Completion).

4.      COMPLETION

(A)     Prior to Completion:-

        (i) TWPS shall procure that the overdraft of Permutit UK is discharged;

        (ii) Permutit UK shall execute the Deed of Assignment in favour of the Purchaser in consideration for the creation of an interest free debt in a sum equal to the nominal value of the Loan Note.

(B) Completion shall take place immediately following the signing of this agreement at the offices of the Sellers' Solicitors at 35 Basinghall Street, London EC2V 5DB.

(C)     At Completion the Seller shall do the things listed in Part A of schedule 1 (Completion arrangements).

(D)     At Completion, the Purchaser shall do the things listed in Part B of schedule 1 (Completion arrangements).

(E) Payment of the Purchase Price in accordance with paragraph (i) of part B of schedule 1 (Completion arrangements) shall constitute payment of the consideration for the Shares and shall discharge the obligations of the Purchaser under clause 2 (Sale and Purchase).

(F) The solicitors to any party to this agreement are authorised to take delivery on behalf of such party of any items hereunder and their receipt shall be a good discharge therefor to the party and the solicitors to the party making delivery, and the Purchaser shall not be concerned to see that the Purchase Price is delivered to and applied towards payment of the Sellers' entitlements pursuant to this agreement.

(G)     After Completion, the Sellers shall do the things listed in Part C of
        Schedule 1 (Completion arrangements).

5.      PREPARATION OF THE COMPLETION ACCOUNTS

(A) The Sellers shall use all reasonable endeavours to procure the prompt preparation (and in any event within 90 days of Completion) by the Sellers' Accountants of a profit and loss account and balance sheet for Permutit UK and a consolidated profit and loss account and consolidated balance sheet for Permutit Australia in each case for the financial year ended 31 March 1995 (the "Completion Accounts") and the parties shall disclose to and open for inspection by the Sellers' Accountants all information, documents and records in their possession or under their control reasonably requested by the Sellers' Accountants for that purpose. The costs of preparing the Completion Accounts shall be borne firstly by the relevant Company from the provision that will be made in the Completion Accounts to the extent that the work relates to the preparation of statutory accounts for the same period and half the remainder of the costs shall be borne by the Sellers and half by the Purchaser.

(B)     The Completion Accounts shall be prepared on the following bases:

        (i) Proper provision shall be made and identified for all liabilities of the Group, including, without limitation:

                (a)     all accrued commissions payable to agents of the Group;

                (b) all costs in respect of the redundancy of Alison Anderson, if her employment with Permutit UK ends on or before 31 April 1995;

                (c) all costs to be borne by any Group Company in respect of the redundancy of Mervin Cottie; and

                (d) the vouchers purchased from Group Companies which may be exchanged with Group Companies for resin regeneration.

        (ii) All receivables and payables shall, save to the extent hedged, be revalued in accordance with Thames Water Plc Treasury Rates at the close of business on 31 March 1995.

        (iii) The provision for bad debts shall be based on the knowledge of the Group Companies at the date the Completion Accounts are agreed and shall reflect not only the length of time the debts have been outstanding, but also any available information as to the reasons that debts are outstanding.

        (iv) No account shall be taken of the intra group balance created pursuant to Clause 4(A)(ii) nor of any asset or liability dealt with pursuant to Clause 7(O);

        (v) A provision of L32,750 shall be made in respect of remedial works relating to the asbestos at the Manchester Property;

        (vi) Subject to sub-clause (B)(i) to (v), the Completion Accounts shall be prepared in accordance with the accounting policies, principles and practices adopted by the Companies in relation to the Accounts and the Management Accounts applied on a consistent basis and, to the extent that they are consistent with the above in the case of the accounts of Permutit UK:

                (a)     the Companies Acts.

                (b) the Statements of Standard Accounting Practice issued by the Accounting Standards Committee of the Consultative Committee of Accountancy Bodies whether or not adopted by the Accounting Standards Board;

                (c) the Financial Reporting Standards issued by the Accounting Standards Board of the Financial Reporting Council;

                (d) the guidance, rulings and consensus interpretations or pronouncements issued by the Urgent Issues Task Force of the Accounting Standards Board of the Financial Reporting Council;

                (e) the requirements of the Financial Reporting Review Panel of the Financial Reporting Council;

                and in the case of the consolidated accounts of Permutit
                Australia:

                (f) have been prepared in accordance with accounting standards, principles and practice generally accepted in Australia;

                (g) comply with the requirements of the Corporations Law and Australian Accounting Standards applicable to Permutit Australia and other applicable statutes and regulations.

(C) A value of nil shall be attributed in the Completion Accounts to the shares in Permutit Egypt Limited held by Permutit UK as nominee.

(D) Upon completion of the preparation of the Completion Accounts pursuant to clause 5(A) and (B) the Sellers' Accountants shall be instructed to send a copy of them to the Purchaser's Accountants and to disclose to the Purchaser's Accountants all information reasonably requested by the Purchaser's Accountants in relation thereto.

(E) The Purchaser shall within 120 days of Completion raise any objections to the Completion Accounts. Objections may only be made on the basis that the Completion Accounts have not been prepared in accordance with the bases set out in clause 5(B) or that they do not properly reflect the value of the net assets of each Group Company as at the date of the Completion Accounts. Such objections shall be made in writing to the Sellers.

(F) If any aspect of the Completion Accounts is objected to by the Purchaser and the parties are unable to resolve the dispute within 30 days of such notification, the dispute shall be referred for determination by an independent chartered accountant nominated by agreement between the Sellers and the Purchaser or, in the absence of such agreement within 7 days, nominated at the request of either the Sellers or the Purchaser by the President for the time being of the Institute of Chartered Accountants in England and Wales. The determination of the said chartered accountant (who shall act as an expert and not an arbitrator) shall (in the absence of manifest error) be final and binding on the Sellers and the Purchaser. In the event that the Sellers and the Purchaser shall agree, or that the said independent chartered accountant shall determine, that the Completion Accounts should be adjusted, the same shall forthwith be so adjusted. The fees of the said chartered accountant and any costs related to his appointment shall be borne as he shall direct.

(G) Upon agreement between the parties (or lack of any objection) as to the Completion Accounts or the determination of the independent chartered accountant, the Completion Accounts shall be used to establish the Net Asset Value of the Companies as at the date of the Completion Accounts.

(H) All parties agree that the forecast margin bank figure at 31st March 1995 is L942,000 and the actual margin bank figure at 31st March 1995 is L1,253,000. The amount by which the actual margin bank differs from the forecast margin bank, L311,000, shall be known as the margin bank differential (the "Margin Bank Differential"). Appropriate adjustment shall be made to the Margin Bank Differential to the extent that the method for calculating the actual margin bank at 31 March, 1995 differs from the methodology used in calculating the forecast margin bank at 31st March, 1995 (prepared at 31st December, 1994).

(I) In the event that, and only to the extent that Net Asset Value (plus Margin Bank Differential (as adjusted) if it is positive or less Margin Bank Differential (as adjusted) if it is negative) is less than L3,125,000 (being the forecast net asset value less L300,000) the Sellers shall pay to the Purchasers L1.00 for each L1.00 by which such amount is less than such figure. For the purpose of calculating the Net Asset Value and the Margin Bank Differential of Permutit Australia in sterling, the exchange rate shall be taken to be L1 = Australian dollars
        2.217. Such payment shall be made by banker's draft made payable to the Purchaser not more than 7 days after the agreement of the parties as to the Completion Accounts or the determination of the independent chartered accountant.

6.      SELLERS' WARRANTIES AND UNDERTAKINGS

(A) Subject to clauses 8(A) and (B) (Purchaser's remedies and Seller's limitations on liability) each Seller warrants and represents in respect of the Company it is selling and any Subsidiary of that Company to the Purchaser that each of the Warranties is true and correct and not misleading in relation to the relevant Group Company at the date of this agreement.

(B) Each of the Warranties shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty.

(C) TWPS agrees to indemnify and hold harmless each member of the Group from and against all claims, actions, proceedings, demands, liabilities, losses, damages, and costs and expenses reasonably incurred in respect of or arising out of any Pontyclun Claims or Asbestos Claims. None of the provisions of clause 8 or schedule 3 shall apply to this indemnity.

(D) In relation to any claims by the Purchaser pursuant to clause 6(C) the Purchaser shall and shall procure that the relevant Group Company shall:

        (i) notify TWPS in writing as soon as reasonably practicable after any Pontyclun Claim or Asbestos Claim has been threatened or made;

        (ii) give TWPS on demand the full, unrestricted and exclusive right to assume or to allow its insurers to assume the conduct of the relevant Pontyclun Claim or Asbestos Claim in the name of the relevant member of the Group subject to TWPS providing the Purchaser as soon as reasonably practicable with details of any action taken and providing the Purchaser and any relevant Group Company with security to their reasonable satisfaction for any costs and expenses which may be incurred by them in relation to any action;

        (iii) provide all records, information and other assistance reasonably requested by TWPS in relation to any Pontyclun Claim or Asbestos Claim; and

        (iv) not make any admission or agree any settlement or purport to do either of the above in relation to any Pontyclun Claim or Asbestos Claim,

        Provided that, if TWPS fails to demand conduct of the relevant Pontyclun Claim or Asbestos Claim within one month of receiving a notice under paragraph (i) the relevant Group Company may require TWPS to assume conduct. If TWPS refuses to assume conduct within 7 days of being required to do so or if, having assumed conduct, TWPS subsequently abandons conduct of the relevant Pontyclun Claim or Asbestos Claim, the relevant Group Company may take any reasonable steps to settle the claim.

(E) Except to the extent provided to the contrary if any Group Company, the Seller, any member of the Retained Group, or the Purchaser or any member of the Purchaser's Group suffers any loss ("Loss") in respect of which it is entitled to be indemnified or re-imbursed (the "Indemnity Payment") pursuant to any provision under this Agreement and the Indemnity Payment would be taken into account as a receipt in computing a Tax Liability of the recipient and the Loss would not be deductible in computing the Tax Liability, the Indemnity Payment will be increased to such amount as is necessary to ensure that the recipient is put in the same net of tax position as it would be in if the Loss was not deductible and the Indemnity Payment was not taxable in the recipient's hands.

(F) TWPS agrees to indemnify and hold harmless the Purchaser from and against all claims, actions, proceedings, demands, liabilities, losses, damages and costs and expenses reasonably incurred by the Purchaser or any Group Company or any of its or their officers or employees in respect of or arising out of the termination within seven days of Completion of the contract of employment of Neil Edkins by Permutit UK or his loss of office or his employment or the holding of any office or any other matter whatsoever or howsoever arising (including, without limitation, any claim for a statutory redundancy payment, wrongful dismissal, unfair dismissal or otherwise at common law or under statute), which termination TWPS hereby agrees Permutit UK may effect at its own discretion at any time after the Completion Date.

(G) To the extent that any such claim by Neil Edkins against Permutit UK as set out in Clause 6(F) is for an amount not exceeding L82,527, TWPS will pay Permutit UK such amount. If any such claim against Permutit UK exceeds that amount, then the Purchaser shall, and shall procure that Permutit UK shall:

        (i) notify TWPS in writing as soon as reasonably practicable after any such claim has been threatened or made;

        (ii) give TWPS on demand the full, unrestricted and exclusive right to assume or to allow its insurers to assume the conduct of the claim in the name of Permutit UK subject to TWPS providing the Purchaser as soon as reasonably practicable with details of any action taken and providing Permutit UK with security for its reasonable satisfaction for any costs and expenses which may be incurred by them in relation to any action;

        (iii) provide all records, information and other assistance reasonably requested by TWPS in relation to the claim;

        (iv) not make any admission or agree any settlement or purport to do any of the above in relation to any claim,

        Provided that if TWPS fails to demand conduct of the claim within one month of receiving notice under paragraph (i) Permutit UK may require TWPS to assume conduct. If TWPS refuses to assume conduct within 7 days of being so required to do so or if, having assumed conduct, TWPS subsequently abandons conduct of the claim, Permutit may take any reasonable steps to settle the claim.

(H) Each of the Sellers hereby jointly and severally undertakes to the Purchaser that:

        (i) it will within twenty-eight days of Completion assign or procure the relevant member of the Retained Group to assign to such member of the Group as shall be notified by the Purchaser such of the Intellectual Property as shall at Completion be shown on the schedule of registered Intellectual Property which is annexed to the Disclosure Letter not to be registered in the name of a member of the Group;

        (ii) such assignment shall be in the form of the deed of assignment set out in schedule 15 or a form reasonably similar thereto;

        (iii) it will pending such assignment hold or procure the relevant member of the Retained Group to hold such Intellectual Property on trust for the member of the Group notified by the Purchaser absolutely;

        (iv) it will pending such assignment take no action and will procure the relevant member of the Retained Group to take no action whereby such Intellectual Property might cease to be valid and enforceable without the prior written consent of the Purchaser;

        (v) it hereby grants or will procure the relevant member of the Retained Group to grant immediately to the member of the Group notified by the Purchaser an exclusive, irrevocable, royalty free licence to use such Intellectual Property;

        (vi) it will as soon as reasonably practicable procure the registration of such licence with the relevant Intellectual Property registry (if such be a requirement of such registry and the Purchaser so requires);

        (vii) it will be responsible for all fees and out of pocket expenses of whatsoever nature (excluding internal administrative costs) incurred by it, the relevant member of the Retained Group, the member of the Group notified by the Purchaser and the Purchaser in making and registering such licence and assignment;

        (viii) it will immediately upon becoming aware of the same bring to the attention of the Purchaser:

                (a) any claim of any third party that such Intellectual Property is invalid;

                (b) any claim that the use of such Intellectual Property infringes any rights of any third party.

(I) In the event of any claim being made or action brought arising out of the matters referred to in Clause 6(H)(viii)(a) or (b) then the Sellers and the Purchaser will within 10 (ten) Business Days of either of the Sellers becoming aware of any such claim or action use their reasonable endeavours to agree an appropriate course of action PROVIDED THAT the Purchaser may, if it considers it necessary to protect such Intellectual Property, take control of the conduct of any relevant litigation and of the settlement of any such claim or action but will inform the Sellers of the progress of any relevant litigation. The costs of any such action shall be borne by the Purchaser (without prejudice to any rights of the Purchaser in respect of any breach of any of the warranties in Schedule
        2). The Sellers shall not and shall procure that no member of the Retained Group shall make any admission that may be prejudicial to the Purchaser. The Sellers shall and shall procure that each member of the Retained Group shall (at its sole cost and expense) give all available assistance for the purpose of contesting or supporting any such claim or action. Any amounts recovered shall be for the account of the Purchaser.

(J)     There shall be excluded from Clause 6(H) the following trade marks:

                PERMAK
                TRIPOL.

7.      PURCHASER'S AND PURCHASER'S GUARANTOR'S WARRANTIES
        AND UNDERTAKINGS

(A) Each of the Purchaser and the Purchaser's Guarantor represents and warrants to the Sellers that neither the execution of this agreement by it nor the consummation of the transaction as contemplated by this agreement will:

        (i) result in a material breach of any provision of the memorandum or articles of association of the Purchaser or the Purchaser's Guarantor; or

        (ii) result in a material breach of, or constitute a material default under, any instrument to which the Purchaser or the Purchaser's Guarantor is a party or by which the Purchaser or the Purchaser's Guarantor or any of its assets is bound; or

        (iii) result in a breach of any order, judgment or decree of any court or governmental agency by which the Purchaser or the Purchaser's Guarantor or any of their respective assets is bound.

(B) The Purchaser undertakes to procure that the auditors of each Group Company at the time of Completion shall be retained as such by each Group Company until the Completion Accounts have been agreed between the parties.

(C) In the event that at any time after the date hereof, the Sellers shall wish to take out insurance against liability under any relevant provision of this agreement, the Purchaser on being indemnified to its reasonable satisfaction for any costs incurred undertakes to provide such information as the prospective insurer may reasonably require.

(D) The Purchaser undertakes to indemnify PWT against all actions, costs, claims or demands or other liabilities incurred by PWT as a result of PWT being jointly and severally liable for the debts of Permutit Australia as a result of having been a sole shareholder in Permutit Australia.

(E) The Purchaser undertakes that, to the extent any shares in Permutit Egypt Limited are owned as nominee by Permutit UK at Completion, it will procure that such shares are transferred to the Seller for nil as soon as practically possible after Completion. The Sellers will reimburse Permutit Egypt Limited or the Purchaser for all costs properly incurred by either of them in connection with the transfer.

(F) The Purchaser and the Purchaser's Guarantor represent and warrant that do not have actual knowledge of any breach of Warranty.

(G) The Purchaser and the Purchaser's Guarantor covenant to use all reasonable endeavours (including, without limitation, the giving of parent company guarantees to the relevant third party), following Completion, to secure the release of the Sellers or any member of the Retained Group from the guarantees and bonds set out in part 1 of schedule 12 and covenant to indemnify the Sellers, for itself and as trustee for any member of the Retained Group, against all actions, costs, claims and demands or other liabilities incurred by the Sellers or any member of the Retained Group in relation to or arising out of such guarantees and bonds.

(H) The Purchaser and the Purchaser's Guarantor hereby agree to indemnify the Sellers for themselves and as trustees for any member of the Retained Group against all actions, costs, claims and demands or other liabilities incurred by the Sellers or any member of the Retained Group in relation to or arising out of the guarantees and bonds set out in part 2 of schedule 12.

(I) In relation to any claims by the Sellers pursuant to clauses 7(D), 7(G) or 7(H), the relevant Seller shall and shall procure that the relevant member of the Retained Group shall:

        (i) notify the Purchaser in writing as soon as reasonably practicable after it becomes aware that any such loss or liability has been incurred or any claim under such a bond or guarantee has been threatened or made;

        (ii) give the Purchaser on demand the full, unrestricted and exclusive right to assume or to allow its insurers to assume the conduct of the relevant claim subject to the Purchaser providing the Sellers as soon as reasonably practicable with details of any action taken and providing the relevant Seller and any relevant member of the Retained Group with security to their reasonable satisfaction for any costs and expenses which may be incurred by them in relation to any action;

        (iii) provide all records, information and other assistance reasonably requested by the Purchaser in relation to any such claim; and

        (iv) not make any admission or agree any settlement or purport to do either of the above in relation to any such claim,

        Provided that if the Purchaser fails to demand conduct of the relevant claim within one month of receiving a notice under paragraph (i) the Seller may require the Purchaser to assume conduct. If the Purchaser refuses to assume conduct within seven days of being required to do so, or if having assumed conduct, the Purchaser subsequently abandons conduct of the relevant claim, the Sellers or the relevant member of the Retained Group may take any reasonable steps to settle the claim.

(J) In relation to bonds or guarantees given by the Sellers or any member of the Retained Group, which will continue after Completion, on contracts entered into by any Group Company as set out in part 3 of schedule 12, the Purchaser and the Purchaser's Guarantor covenant to use their reasonable endeavours to ensure:

        (i) the performance by the Group Companies of all works reasonably necessary to remedy any breach of warranty under such contracts other than the payment of money;

        (ii) the payment by the Group Companies of all ordinary course fees, charges and expenses incurred in maintaining such bonds; and

        (iii) the return to the Sellers of all such bonds forthwith upon their expiry.

(K) To the extent that it transpires that any bonds or guarantees listed in Parts 1 and 2 of Schedule 12 are in respect of contracts which have been handed over to clients, such bonds and guarantees will be treated by all parties as if they were in part 3 of schedule 12.

(L) The Purchaser undertakes to the Sellers (as trustees on behalf of the employees of all the Group Companies at the date of Completion) to procure that all the Group Companies comply with the terms of the employees' enhanced redundancy terms set out in Schedule 10 of this agreement.

(M) The Purchaser, as a result of the Sellers agreeing to continue, until 1st October, 1995, insuring the employees of the Group Companies in respect of permanent health insurance, BUPA and death in service insurance to the extent they are insured at Completion, undertakes to procure that the relevant Group Company reimburses (or failing which, itself to pay) the Sellers in respect of all costs, expenses and liabilities reasonably incurred as a result of doing so. The costs of such insurances will be no more than would be charged to any member of the Retained Group in like circumstances.

(N) The Purchaser undertakes to procure that the relevant Group Company shall pay (or failing which, itself to pay) to the Sellers or the relevant member of the Retained Group a commission of 1% per annum of the value of each guarantee given by any member of the Retained Group prior to the date of this agreement in respect of obligations of a Group Company which are to remain in force after Completion.

(O) The Purchaser and the Sellers shall within 21 days of Completion agree a bank reconciliation in respect of the bank accounts of all Group Companies as at Completion. If such reconciliation is not agreed, any dispute shall be resolved in the terms, mutatis mutandis, of Clause 5(F). A sum equal to any net cash shall be paid by the Purchaser to the Sellers and any net indebtedness shall be paid by the Sellers to the Purchaser.

(P) The Purchaser undertakes to procure that, in the circumstances set out in Clause 10(A)(iii)(a), the relevant Group Company shall make available to the Sellers such moulds and patterns necessary for the production of such items to the extent these are in the possession of the relevant Group Company and provide such other assistance as the Sellers may reasonably require, such reasonable costs incurred by the relevant Group Company in so doing to be paid by the Seller.

8.      PURCHASER'S REMEDIES AND SELLERS' LIMITATIONS ON LIABILITY

(A) Subject to sub-clause (B) and to the limitations set out in schedule 3 (Sellers' limitations on liability), the Purchaser shall be entitled to claim after Completion that any of the Warranties has been breached and (in accordance with clause 14 (Effect of Completion)) Completion shall not in any way constitute a waiver of any of the Purchaser's rights. The Purchaser's rights and remedies shall not be affected by any waiver except a duly authorised written waiver or release by the Purchaser.

(B) The Purchaser shall not be entitled to claim that any fact causes any of the Warranties to be breached if it has been fairly disclosed by the Disclosure Letter or this agreement. The Warranties shall be subject to no other qualifications whatsoever save for any qualifications arising by operation of statute, common law or equity.

(C) No liability shall attach to the Sellers in respect of claims under the Warranties or the Tax Covenant, as the case may be, if and to the extent that the limitations referred to in sub-clause 8(A) above apply.

(D) The Seller and the Purchaser agree that, subject to the provisions of this clause 8, if there is a breach of any of the Warranties in respect of any Group Company, damages shall be calculated such that the Sellers shall pay in cash to the Purchaser a sum equal to the aggregate of:

        (i) the amount equal to the amount which, if the amount were payable to the relevant Group Company, the relevant Group Company would need to receive to put that Group Company into the financial position which would have existed had there been no breach of the Warranty in question Provided always that in determining such amount common law rules as to foreseeability and remoteness of loss shall apply; and

        (ii) all reasonable out of pocket costs suffered or incurred by the Purchaser or such Group Company, as a result of or in connection with such breach of Warranty.

        Notwithstanding the foregoing, the Purchaser shall be obliged to mitigate any loss as if the common law rules applied unamended.

9.      GUARANTEES

(A)             (i)     The Sellers' Guarantor hereby guarantees to the
                        Purchaser the due performance by the Sellers
                        (notwithstanding any legal limitation on or incapacity of or other circumstances relating to the Sellers) of the Warranties, undertakings, agreements and other obligations on the part of the Sellers hereunder and under the Tax Covenant and the Sellers' Guarantor hereby covenants with the Purchaser that if and whenever the Sellers shall make any default in any such Warranty, undertaking, agreement or other obligation each will indemnify the Purchaser against all losses, damages, costs and expenses which may be incurred by the Purchaser by reason of such default.

        (ii) The Sellers' Guarantor waives any rights which it might have to require the Purchaser to proceed first against or claim payment from the Sellers to the intent that as between the Purchaser and the Sellers' Guarantor, the Sellers' Guarantor shall be deemed to be liable as a principal as if it had entered into such Warranties, undertakings, agreements and other obligations jointly and severally with the Sellers.

        (iii) The Sellers' Guarantor acknowledges that it shall not be released by time or indulgence being given to or any arrangements or alterations of terms being made with the Sellers or by any release or dealing by the Purchaser or by the invalidity of any such Warranty, undertaking, agreement or other obligation.

        (iv) The Sellers' Guarantor shall not, after any claim has been made pursuant to its guarantee and indemnity hereunder, claim from the Sellers any sums which may be owing to it from the Sellers or have the benefit of any set-off or counter-claim or proof against or dividend, composition or payment by the Sellers until all sums owing to the Purchaser in respect hereof shall have been paid in full.

        (v) This guarantee and indemnity shall be a continuing and irrevocable guarantee and indemnity.

        (vi) The Seller's Guarantor hereby guarantees to the Purchaser the due performance by PWT Projects Limited of its obligations under the Egypt Side Letter and the Egypt Trade Mark User Agreement and of the Permutit Company of South Africa Pty under the South Africa Trade Mark User Agreement on the terms, mutatis mutandis, of (i) to (v) above.

(B) In consideration of the Sellers entering into the agreement, the Purchaser's Guarantor hereby guarantees to the Sellers for themselves and as trustee for PWT Projects the due performance by the Purchaser of all its obligations hereunder and under the Egypt Side Letter on the terms, mutatis mutandis of Clause 9(A)(i) to (v).

10.     RESTRICTIONS ON SELLERS' BUSINESS ACTIVITIES

(A) The Sellers undertake that neither they nor any member of the Retained Group will do any of the following things without the consent of the
        Purchaser:

        (i) neither pending nor within two years after the date of Completion, be engaged or (save as the holder of or being interested in shares in a listed company which confer not more than three per cent. of the votes which could normally be cast at a general meeting of the company) directly or indirectly interested in carrying on any business which directly competes with the Business of the Group;

        (ii) within two years after the date of Completion, attempt to discourage any person, firm or company from dealing with any Group Company in respect of the Business of the Group;

        (iii) use any information which is Confidential Business Information for so long as that information remains Confidential Business Information;

                Provided that:

                (a) should the Companies stop selling to the Retained group the items set out in schedule 9 or if they should stop selling such items to any member of the Retained Group on arm's length terms, the Sellers shall be entitled to retain and pass on to third parties know-how relating to the production of such items so that such third party may produce such items for the purchase by, amongst others, the Sellers or any member of the Retained Group;

                (b) the Sellers and any member of the Retained Group shall be entitled to disclose information which is Confidential Business Information to its professional advisers;

                (c) this sub-clause shall not apply in respect of any Confidential Business Information which is in or becomes part of the public domain, other than through a breach of the obligations of confidentiality set out in this agreement;

                (d) this sub-clause shall not apply to the extent that the Sellers and any member of the Retained Group are required to disclose such Confidential Business Information by any applicable law, regulatory or governmental order, decree, regulation, licence or rule or pursuant to the regulations of the Panel or any recognised securities exchange whether or not the requirement has the force of law;

        (iv) at any time after the date of Completion maliciously do or say anything harmful to the reputation of the Business of the Group or which leads or may lead any person, firm or company to cease to do business of the type carried on by the Group at the date of Completion with any Group Company on substantially equivalent terms to those previously offered or not to engage in such business with any Group Company;

        (v) neither pending nor within l year after Completion, solicit or entice away from the employment of any of the Group Companies any person at present an employee of any of the Group Companies EXCEPT for those who answer a public advertisement or those who are approached when they are no longer employed by any of the Group Companies.

(B) The Sellers undertake that no Competitive Business as defined in sub-clause (D) will (without the consent of the Purchaser), neither pending nor within two years after the date of Completion, solicit for the purposes of any business which competes with the Business of the Group, the custom or business of any person from whom any of the Group Companies have within one year before the date of Completion solicited or received an order for goods or services and who has for that purpose had contact with any of the Sellers.

(C) Each undertaking contained in this clause shall be construed as a separate undertaking and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings shall continue to bind the Sellers.

(D) Nothing in clause 10(A)(i) (Restrictions on Sellers' business activities) shall prevent the Sellers or any of their subsidiaries (other than a member of the Group) from:

        (i)     carrying on any of the Permitted Businesses subject to subclause
                (F); or

        (ii) acquiring another company, group of companies, business, undertaking or entity which has, as a part of its business, a business or businesses which are competitive with the Business of the Group (a "Competitive Business"), provided that the sole or main purpose of the acquisition is not acquiring a business which so competes, the Competitive Business is not a material part of the business or businesses of the company, group of companies, business, undertaking or entity to be acquired and within 45 days of such acquisition the Sellers offer to sell the Competitive Business to the Purchaser at market value.

(E) For the purpose of sub-clause (D), "Permitted Businesses" means the businesses carried on by Flocovery Systems Inc., Houseman N.V., Houseman B.V., the Permutit Company of South Africa (Pty) and Home
        Waterbehandeling B.V. in each case as carried on at the date of Completion.

(F) The Sellers undertake that for a period of two years after the date of Completion, none of the Permitted Business shall, whilst still part of the Retained Group, carry on any direct business in the United Kingdom where such business competes with the Business of the Group. The Seller shall inform the Purchaser if they intend to dispose of any such business.

11.     ISLEWORTH UNDERLEASE AND ASSIGNMENT OF LEASE OF PROPERTY AT
        DONCASTER

(A)     In this clause:-

        (i) "The Doncaster Lease" means the lease dated 15th November l988 made between Jack Lunn (Properties) Limited (1) and Permutit UK
                (2) whereby the premises known as 7 Trafford Court were demised to Permutit UK;

        (ii) "The Doncaster Agreement" means the agreement of the date hereof made between Permutit UK (1) TWPS (2) and The Sellers Guarantor
                (3) under which the Doncaster Lease is to be assigned to TWPS (subject to Landlord's consent); and

        (iii) "The Doncaster Property" means the premises known as 7 Trafford Court, Doncaster comprised in the Doncaster Lease.

(B) From the date of this Agreement the Sellers shall pay the rents and all other sums due under the Doncaster Lease and will observe and perform the covenants and obligations on the part of the lessee and will keep the Purchaser and Permutit UK indemnified against all costs, claims, proceedings, losses, damages, expenses liabilities and demands arising under the Doncaster Lease or otherwise in respect of the Doncaster Property.

        None of the provisions of clause 8 or schedule 3 shall apply to this sub-clause.

(C) The Sellers will request the landlord to release Permutit UK from its liability under the Doncaster Lease following the assignment of the Doncaster Lease pursuant to the Doncaster Agreement. The Sellers will use all reasonable endeavours to obtain the release (but without being under any obligation to make any payment for the release) including if necessary procuring that the Sellers' Guarantor guarantees the obligations of TWPS following the assignment of the Doncaster Lease to TWPS. If the landlord so releases Permutit UK, the indemnity set out in
        (B) above shall cease, with effect from the date of the release (but without prejudice to any claims arising before the date of the release).

        The Sellers undertake to indemnify Permutit UK against any costs, claims, proceedings, losses, damages, expenses, liabilities and demands arising under the lease dated 24th June, l966 made between Nonador Properties Limited (1) and Permutit UK (2) as varied by the Annexure Lease dated 3rd July 1972 made between Liverpool Victoria Trustees Limited (1) Liverpool Victoria Friendly Society (2) and Permutit UK (3) whereby the premises known as 632/652 London Road, Hounslow, Middlesex, were demised to Permutit UK other than any arising out of the breach of its obligations contained in an agreement of the date hereof made between PWT Projects Limited (1) and Permutit UK (2). None of the provisions of clause 8 or schedule 3 shall apply to this indemnity.

12.     PENSIONS

        Each of the parties shall comply with the requirements pertaining to that party set out in schedule 7 (Pensions).

13.     INTELLECTUAL PROPERTY

(A) The Purchaser acknowledges that the Permutit Brand Name is presently used in relation to the Named Businesses.

(B) Immediately on Completion the Sellers shall procure the Permutit Company of South Africa (Pty) to surrender immediately all licences which it holds to use the name "Permutit".

(C) The Purchaser agrees that a duly executed licence to use the Permutit Brand name in the forms attached to this agreement as Parts A and B of schedule 14 shall be granted to PWT Projects Limited and the Permutit Company of South Africa (Pty) respectively on Completion.

(D) Following the expiry of such licences, the Sellers shall procure that neither PWT Projects Limited nor the Permutit Company of South Africa
        (Pty) as the case may be shall use the Permutit Brand Name.

(E) Subject to Clause 13(C), the Sellers shall procure that from Completion no member of the Retained Group shall use the Permutit Brand Name.

(F) For the purpose of this clause 13 "Named Businesses" shall mean the business carried on by Permutit Egypt Limited and the Permutit Company of South Africa (Pty) as at the date of this Agreement.

(G) The Sellers undertake to procure that any Items which are in the possession of any Retained Companies shall be made available at no cost to the Purchaser or the relevant Group Company upon request by the Purchaser or the relevant Group Company, provided for the avoidance of doubt that the Sellers shall not be obliged to procure the making available of any Item which is not in the possession of any Retained Companies (without prejudice to any rights of the Purchaser under the Warranties in schedule 2). The Sellers shall grant or procure the grant to the Purchaser or the relevant Group Company of an irrevocable, non-exclusive and royalty-free licence to use any Items which are made available under this clause 13(G).

(H) The Sellers undertake to procure that on demand from any Group Company, such company is granted a licence in the form in schedule 13 to use the trade mark "TRIPOL". The Purchaser undertakes to procure that on demand from any of the Retained Companies, such company is granted a licence in the form in schedule 13 to use the trade marks "VARIVOID" and/or "HIPOL".

14.     EFFECT OF COMPLETION

(A) Any provision of this agreement and any other documents referred to in it, which has not been performed at or before Completion, or which is capable of being performed after but which has not been performed at Completion, and all Warranties and other undertakings contained in or entered into pursuant to this agreement shall remain in full force and effect notwithstanding Completion.

(B) After Completion the Sellers shall do and execute all other necessary acts, deeds, documents and things within their power for effectively vesting the Shares in the Purchaser or its nominees and pending such vesting, the Sellers shall as from Completion hold the Shares in trust for the Purchaser.

(C) After completion at the request of the Purchaser the Sellers or any of them shall execute as a deed a power of attorney in favour of the Purchaser or such person as may be nominated by the Purchaser generally in respect of the Shares and in particular to enable the Purchaser (or its nominee) to attend and vote at general meetings of the Companies.

15.     REMEDIES AND WAIVERS

(A) Without prejudice to schedule 3 (Sellers' limitations on liability), no delay or omission on the part of any party to this agreement in exercising any right, power or remedy provided by law or under this agreement or any other documents referred to in it shall:

        (i)     impair such right, power or remedy; or

        (ii)    operate as a waiver thereof.

(B) The single or partial exercise of any right, power or remedy provided by law or under this agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(C) The rights, powers and remedies provided in this agreement are cumulative and not exclusive of any rights, powers and remedies provided by law unless stated expressly.

16.     ASSIGNMENT

(A) This agreement and the benefits and obligations under it and any part of it shall not be assignable except that the Purchaser may, upon giving written notice to the Sellers, assign the benefit (but not the burden) of this agreement to a member of the Purchaser's Group provided that any such assignee remains a member of the Purchaser's Group and provided further that before such assignee ceases to be a member of the Purchaser's Group, the Purchaser will procure that the benefit of this agreement is assigned to the Purchaser or (upon giving further written notice to the Sellers) to another company within the Purchaser's Group (any such further assignment to be subject to the same conditions as aforesaid).

 17.    ENTIRE AGREEMENT

(A) This agreement, the Tax Covenant and the Disclosure Letter and any other documents referred to in this agreement constitute the entire agreement between the parties relating to the sale and purchase of the Shares and, save if and only to the extent repeated in any of the documents referred to, supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, relating thereto.

(B) Each party acknowledges that in entering into this agreement, the Tax Covenant and the Disclosure Letter and any other documents referred to in this agreement on the terms set out therein, it is not relying upon any representation, warranty, promise or assurance made or given by any other party or any other person, whether or not in writing, at any time before the execution of this agreement which is not expressly set out herein.

(C) Neither of the parties shall have any right of action against the other party arising out of or in connection with any prior agreement, undertaking, representation, warranty, promise, assurance or arrangement referred to in sub-clause (A) or (B) above (except in the case of fraud)

(D) This agreement may only be varied in writing signed by each of the parties.

18.     NOTICES

(A) Any notice or other communication given or made under or in connection with the matters contemplated by this agreement shall be in writing (other than writing on the screen of a visual display unit or other similar device which shall not be treated as writing for the purposes of this clause) and shall be deemed effective on actual receipt by the addressee.

(B) The relevant addressee, address and facsimile number of each party for the purposes of this agreement, subject to sub-clause (C), are:

        Name of party                  Address                  Facsimile No.

        Thames Water Products          14 Cavendish Place       (0171) 436 6753
        & Services Limited             London W1M ONU

        For the attention
        of: the Company Secretary

        PWT Overseas Limited           14 Cavendish Place       (0171) 436 6753
                                       London W1M 0NU

        For the attention
        of: the Company Secretary

        Thames Water Plc               14 Cavendish Place       (0171) 436 6753
                                       London W1M 0NU
        For the attention
        of: the Company Secretary

        Ionpure Technologies           Harforde Court           (01992) 501528
        Limited                        Foxholes Business
                                       Park,
                                       John Tate Road
                                       Hertford SG13 7NW

        For the attention
        of: the Company Secretary

        United States Filter           73-710 Fred Waring       001 619 341 9368
        Corporation                    Drive, Suite 222,
                                       Palm Desert,
                                       California 92260

        For the attention
        of: Chief Financial Officer


(C) Either party may notify the other party to this agreement of a change to its name, relevant addressee, address, or facsimile number for the purposes of sub-clause (B)

19.     ANNOUNCEMENTS

(A) Subject to sub-clause (B), no public announcement concerning the sale and purchase of the Shares or any ancillary matter shall be made by either party without the prior written approval of the other such approval not to be unreasonably withheld or delayed.

(B) Either party may make a public announcement concerning the sale and purchase of the Shares or any ancillary matter if required by:

        (i)     the law of any relevant jurisdiction;

        (ii) any securities exchange or regulatory or governmental body to which that party is subject or submits, wherever situated, including (without limitation) the London Stock Exchange or the Panel whether or not the requirement has the force of law, in which case the party concerned shall take all such steps as may be reasonable and practicable in the circumstances to agree the contents of such announcement with the other parties before making such announcement PROVIDED THAT, in any event, any such announcement shall be made only after notice to the other party.

20.     CONFIDENTIALITY

(A) Subject to sub-clause (B), the parties shall treat as strictly confidential all information received or obtained as a result of entering into or performing this agreement which relates to the negotiations relating to this agreement.

(B) Any party may disclose information which would otherwise be confidential if and to the extent:

        (i)     required by the law of any relevant jurisdiction;

        (ii) required by any securities exchange or regulatory or governmental body to which any party is subject or submits, wherever situated, including (without limitation) the London Stock Exchange or the Panel, whether or not the requirement for information has the force of law;

        (iii) required to vest the full benefit of this agreement in any party;

        (iv) it is disclosed to the professional advisers, auditors and bankers of each party;

        (v) the information has come into the public domain through no fault of that party; or

        (vi) the other parties have given prior written approval to the disclosure, such approval not to be unreasonably withheld or delayed,

        PROVIDED THAT any such information disclosed pursuant to paragraphs (i) or (ii) shall be disclosed only after notice to the other parties.

(C) The restrictions contained in this clause 20 (Confidentiality) shall continue to apply after any termination of this agreement without limit in time.

21.     RESTRICTIVE TRADE PRACTICES ACT 1976

        If there is any provision of this agreement, or of any agreement or arrangement of which this agreement forms part, which causes or would cause this agreement or that agreement or arrangement to be subject to registration under the RTPA, then that provision shall not take effect until the day after particulars of such agreement or arrangement (as the case may be) have been furnished to the Director General of Fair Trading pursuant to section 24 RTPA 1976.

22.     COSTS AND EXPENSES

        Save as otherwise stated in any other provision of this agreement (and for stamp duty or any transfer tax which shall be borne by the Purchaser), each party shall pay its own costs and expenses in relation to the negotiations leading up to the sale and purchase of the Shares and to the preparation, execution and carrying into effect of this agreement and all other documents referred to in it.

23.     COUNTERPARTS

(A) This agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

(B) Each counterpart shall constitute an original of this agreement, but all the counterparts shall together constitute but one and the same instrument.

24.     TIME OF ESSENCE

        Time is only of the essence in respect of clause 4 (Completion) of this agreement.

25.     INVALIDITY

        If at any time any provision of this agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(A) the legality, validity or enforceability in that jurisdiction of any other provision of this agreement; or

(B) the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this agreement.

26.     LANGUAGE

        Each notice, demand, request, statement, instrument, certificate, or other communication given, delivered or made by one party to another under or in connection with this agreement shall be in English.

27.     CHOICE OF GOVERNING LAW

        This agreement shall be governed by and construed in accordance with English law.

28.     JURISDICTION

        The parties to this agreement irrevocably agree that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this agreement and that accordingly any Proceedings may be brought in such courts. Subject and without prejudice to the provisions of article 17 of the Convention on jurisdiction and the enforcement of judgments in civil and commercial matters signed in Brussels in 1968 and article 17 of the Convention on jurisdiction and the enforcement of judgments in civil and commercial matters opened for signature at Lugano in 1988, nothing contained in this clause shall limit the right of any party to take Proceedings against any other party in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not, to the extent permitted by the law of such other jurisdiction. It is acknowledged that this clause is not concluded for the benefit of only one party to this agreement.

29.     AGENT FOR SERVICE

(A) The Purchaser's Guarantor irrevocably agrees that any Service Document may be sufficiently and effectively served on it in connection with Proceedings in England and Wales by service on its agent, the Purchaser, if no replacement agent has been appointed and notified to the Sellers pursuant to sub-clause (D), or on the replacement agent if one has been appointed and notified to the Sellers.

(B) Any Service Document served pursuant to this clause shall be marked for the attention of:-

        (i) the Company Secretary, Ionpure Technologies Limited, Harforde Court, Foxholes Business Park, John Tate Road, Hertford SG13 7NW or such other address within England or Wales as may be notified to the Sellers by the Purchaser's Guarantor; or

        (ii) such other person as is appointed as agent for service pursuant to sub-clause (D) at the address notified pursuant to sub-clause
                (D).

(C) Any document addressed in accordance with sub-clause (B) shall be deemed to have been duly served on actual receipt by the addressee.

(D) If the agent referred to in sub-clause (A) (or any replacement agent appointed pursuant to this sub-clause) at any time ceases for any reason to act as such, the Purchaser's Guarantor shall appoint a replacement agent to accept service having an address for service in England or Wales and shall notify the Sellers of the name and address of the replacement agent; failing such appointment and notification, the Sellers shall be entitled by notice to the Purchaser's Guarantor to appoint such a replacement agent to act on behalf of the Purchaser's Guarantor. If the Sellers appoint such a replacement, the Purchaser's Guarantor may remove such a replacement agent by appointing a further replacement and notifying the Sellers of the name and address of such replacement agent.

(E) A copy of any Service Document served on an agent pursuant to this clause shall be sent by post to the Purchaser's Guarantor at its address for the time being for the service of notices and other communications under clause 18 (Notices), but no failure or delay in so doing shall prejudice the effectiveness of service of the Service Document in accordance with the provisions of sub-clause (A).

(F) "Service Document" means a writ, summons, order, judgment or other document relating to or in connection with any Proceedings.

                                  SCHEDULE 1
                                  ----------

                   (Completion arrangements referred to in
                            clause 4 (Completion))

                                    Part A

        At Completion the Sellers shall:

        (i) deliver to the Purchaser or the Purchaser's Solicitors duly executed transfers in respect of the Shares in favour of the Purchaser or such person as the Purchaser may nominate and share certificates for the Shares in the name of the relevant transferors and any power of attorney under which any transfer is executed on behalf of the Seller or nominee;

        (ii) procure that the Tax Covenant is executed and delivered to the Purchaser by the Sellers and the Sellers' Guarantor;

        (iii) deliver to the Purchaser the powers of attorney referred to in clause 14(C);

        (iv) deliver to the Purchaser's Solicitors such of the following as the Purchaser may require, insofar as they are not held by or to the order of any member of the Group:

                (a) the statutory books (which shall be written up to but not including the date of Completion), the certificate of incorporation (and any certificate of incorporation on change of name), common seal (if any) and all Books and Records and Business Information;

                (b) a copy of the minutes of duly held meetings of the directors of the Sellers and the Sellers' Guarantor authorising the execution by the Sellers and the Sellers' Guarantor of this agreement and the Tax Covenant (such copy minutes being certified as correct by the secretary or a director of the relevant Seller or the Sellers' Guarantor).

                (c) cheque books in respect of all bank accounts operated by the Companies and the Subsidiaries together with bank statements drawn up to the day preceding Completion relating to such accounts.

                (d) certificates for all shares in the Subsidiary and duly executed transfers in favour of the Purchaser or as it shall direct (to be delivered in the same manner as the Shares) of all of such shares not registered in the name of Permutit Australia together with a deed of waiver of its pre-emption rights in respect of any shares not so registered; and

                (e) an original letter from National Westminster Bank plc dated 30th March, 1995 releasing Permutit UK from the composite accounting system agreement and deed of guarantee dated 5th May, 1994.

        (v) procure that those persons whom the Purchaser has in writing on the day of Completion identified resign from their offices as director or secretary, as the case may be, and relinquish any rights or claims which they may have under any contract of employment with any member of the Group or under any statutory provision or otherwise including any right to damages for wrongful dismissal, redundancy payment or compensation for loss of office or unfair dismissal, such resignations, in agreed terms, to be tendered at the board meeting referred to in paragraph (vi) of this schedule 1;

        (vi) procure that a board meeting of each Group Company be held at which:

                (a) (in the case of the Companies) it shall be resolved that each of the transfers relating to the Shares shall be approved for registration and (subject only to the transfers being duly stamped) each transferee registered as the holder of the Shares concerned in the register of members;

                (b) (in the case of the Subsidiary) it shall be resolved that any shares in the Subsidiary held by a nominee shareholder are transferred to the Purchaser or its nominee and it shall be resolved that such transfers shall be approved for registration and (subject only to the transfers being duly stamped) the Purchaser or its nominee registered as the holder of such shares in the Register of Members;

                (c) each of the persons nominated by the Purchaser shall be appointed directors and/or secretary, as the Purchaser shall direct, such appointments to take effect on the date of Completion;

                (d) the resignations of the directors and secretary referred to in paragraph (iv) above shall be tendered and accepted so as to take effect at the close of the meeting and each of the persons tendering his resignation shall deliver to the relevant Company or Subsidiary an acknowledgement executed as a deed that he has no claim against that company for breach of contract, compensation for loss of office, redundancy or unfair dismissal or on any other account whatsoever and that no agreement or arrangement is outstanding under which that company has or could have any obligation to him;

                (e) all existing instructions to banks shall be revoked and new instructions to such banks in such form as the Purchaser may direct shall be approved, provided the Purchaser has supplied such new instructions to the Sellers;

                (f) the situation of the registered office shall be changed to such address as the Purchaser may nominate and (subject to the provisions of the Companies Acts and in the case of Permutit New Zealand, the Financial Reporting Act 1993) the accounting reference date and in the case of Permutit New Zealand the balance date shall be changed in accordance with any instructions given by the Purchaser; and

                that minutes of the duly held board meeting, certified as correct by the secretary of the relevant Group Company and the resignations and acknowledgements referred to are delivered to the Purchaser's Solicitors; and

        (vii) deliver to the Purchaser or the Purchaser's Solicitors the documents of title relating to the Properties, the Dubai Leases and the Australian Licence.

                                    Part B

At Completion the Purchaser shall:

        (i) pay L6,2687,037 of the Purchase Price to TWPS' account with National Westminster Bank at 21 Lombard Street, London with the balance of the Purchase Price to be satisfied by setting it off against the indebtedness represented by the Loan Note;

        (ii) deliver to the Sellers' Solicitors, duly executed by the Purchaser, a counterpart original of the Tax Covenant; and

        (iii) deliver to the Sellers a copy (certified by the secretary of the Purchaser to be a true copy of a resolution in force at Completion) of the resolution of the directors of the Purchaser which authorised the purchase of the Shares for the Purchase Price and upon the terms set out in this agreement.

        (iv) deliver to Sellers a copy (certified by the secretary of the Purchaser's Guarantor of a resolution in force at Completion) of the resolution of the directors of the

                Purchaser's Guarantor which authorised the entry by the Purchaser's Guarantor into this agreement.

                                    PART C

        After Completion the Sellers shall instruct all employees of the Retained Group who receive requests relating to the Business of the Group to pass on such requests to the relevant Group Company.

                                  SCHEDULE 2

                        Warranties and Representations

1.      Ownership of the Shares

        TWPS is the beneficial owner of all the Permutit UK Shares and PWT is the beneficial owner of all the Permutit Australia Shares and such Shares in aggregate constitute the entire allotted issued share capital of the Companies. All the Shares are fully paid up.

2.      Capacity of the Sellers

(A) The Sellers and the Sellers' Guarantor will at Completion have the right and power to enter into and perform this agreement and the Tax Covenant and in particular to sell and transfer or procure the transfer of, all the Shares to the Purchaser in accordance with the provisions of this agreement.

(B) This agreement constitutes and the Tax Covenant and the other documents executed by the Sellers and the Sellers' Guarantor which are to be delivered at Completion will, when executed, constitute binding obligations of the Sellers and the Sellers' Guarantor.

(C) The execution and delivery of, and the performance by, the Sellers and the Seller's Guarantor of their obligations under this agreement and the Tax Covenant will not:

        (i) result in a material breach of any provision of the memorandum or articles of association of the Sellers or the Sellers' Guarantor; or

        (ii) result in a material breach of, or constitute a material default under, any instrument to which the Sellers or the Sellers' Guarantor or any member of the Retained Group are a party or by which the Sellers or the Sellers' Guarantor or any member of the Retained Group or any of their assets are bound; or

        (iii) result in a breach of any order, judgment or decree of any court or governmental agency by which the Sellers or the Sellers' Guarantor or any member of the Retained Group or any of their assets are bound.

3.      Formal and legal

(A) The contents of the recitals and schedules 4, 5, 6 and 8 are true, accurate and complete in all respects and are not misleading because of any omission or ambiguity or for any other reason.

(B) Permutit UK does not have any Subsidiaries. Permutit Australia has only one Subsidiary namely Permutit New Zealand. No Group Company owns any other shares or is a member, otherwise than through the holding of share capital, of any corporate or unincorporated body. No Group Company has any outstanding liability resulting from having held such shares or having been such a member. The shares in Permutit Engineering Company of Australia Pty Limited were transferred by Permutit Australia to Permutit Asia/Pacific Limited at the value give to them in the Accounts.

(C) Permutit UK owns shares in Permutit Egypt Limited solely as nominee and accordingly such shares have no value to Permutit UK.

(D)     All documents required by law to be filed with or delivered to:

        (i)     in respect of Permutit UK, to the Registrar of Companies;

        (ii) in respect of Permutit Australia, the Australian Securities Commission; and

        (iii) in respect of Permutit New Zealand, the Registrar of Companies in New Zealand;

        have, in all material respects, been properly made, delivered and duly filed.

(E) The copies of the memorandum and articles of association of the Group Companies annexed to the Disclosure Letter are true, complete and accurate and in all material respects the Register of Members and other statutory books of the Group Companies (including, without limitation, all registers required to be kept by Permutit UK under the Companies Acts or by Permutit Australia under the Corporations Law or in relation to Permutit New Zealand under the Companies Act 1955):

        (i)     have been properly kept; and

        (ii) contain a true, accurate and complete record of the matters which should be dealt with and recorded therein.

(F) All title deeds, share certificates and agreements to which any Group Company is party owned by or which ought to be in the possession of each Group Company are in the possession of the relevant Group Company and are properly stamped.

(G) The Group Companies have conducted their business in all respects in accordance with their memorandum and articles of association and with all applicable Statutes in the United Kingdom as regards Permutit UK, Australia as regards Permutit Australia, and New Zealand as regards Permutit New Zealand and in any foreign country in which they carry on business and there is no violation of, or default with respect to, any Statute, or any judgment or decision of any court or central or local governmental agency of the United Kingdom, Australia or New Zealand (as the case may be) or any foreign country which has or could have a material adverse effect upon the assets, business or profitability of any Group Company. In so far as this warranty applies to countries other than the United Kingdom, Australia and New Zealand, the Sellers will not be liable for any breach of warranty where they can show that the relevant Group Company has acted in accordance with normal business practice in the relevant country.

4.      Capital and distributions

(A) The Group Companies have no loan capital outstanding (whether created or issued) and since the Accounts Date no loan or share capital of any Group Company has been allotted or issued or put under option or agreed to be allotted or issued or to be put under option and no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the transfer or allotment or issue of any share or loan capital of the Group Companies.

(B) There is not outstanding any indebtedness or other liability (of whatsoever nature, whether present or future, actual or contingent) owing:-

        (i) by the Group Companies to any member of the Retained Group or to any director or former director of any Group Company or to any person connected with any Group Company or with any member of the Retained Group or with any director or former director of any Group Company; or

        (ii) to the Group Companies by any member of the Retained Group or by any director or former director of any Group Company or by any person connected with any Group Company or with any member of the Retained Group or with any director or former director of the Group Companies:

        and for the purposes of this sub-paragraph 4(B) section 839, Income and Corporation Taxes Act 1988 shall apply in determining whether any person is connected with any other.

(C) Since the Accounts Date no dividend or other distribution has been declared or paid (and there has been no agreement to do any of the foregoing) on, and no capital distribution made or agreed to be made in respect of, any share capital of the Group Companies and, save as provided in this agreement, no loan (otherwise than in the ordinary course of day to day business) or loan capital has been repaid by the Group Companies in whole or in part. Without prejudice to the foregoing, since 31st March, 1995 no distribution has been made or agreed to be made for tax purposes.

(D) So far as the Sellers are aware, Permutit UK has not entered into any transaction nor been given a preference to which sections 238 or 239, or sections 242 or 243, Insolvency Act 1986 may apply or which may otherwise be liable to be set aside or avoided for any reason.

(E) So far as the Sellers are aware Permutit Australia has not entered into any transaction nor has been given a preference to which sections
        588FA - 588FE of the Corporations Law may apply or which may otherwise be liable to be set aside or avoided for any reason.

(F) So far as the Sellers are aware Permutit New Zealand has not entered into any transaction nor has been given a preference to which sections 266 -275 of the Companies Act 1955 of New Zealand may apply or which may otherwise be liable to be set aside or avoided for any reason.

5.      Accounts

(A)     The Accounts:

        (i) were prepared in accordance with applicable law and accountancy practices, standards and principles generally accepted in the United Kingdom in respect of Permutit UK and Australia in respect of Permutit Australia at the time they were audited; and

        (ii) showed a true and fair view of the state of affairs of the Group Companies as at the Accounts Date and its profits or losses for the financial period ended on that date.

(B) Save as disclosed in the Disclosure Letter, the accounting records of the Group Companies have been kept on a proper and consistent basis in all material respects, are up-to-date and, in all material respects, contain details of the business activities of the Group Companies and of all matters required, where relevant, by the Companies Acts or relevant Australian or New Zealand laws or regulations to be entered in them.

(C) The profits or losses of the Group Companies for the period ended on 28th February 1995 and for the accounting period ended on the Accounts Date as shown in the Management Accounts of the Group Companies and the Accounts have not been affected by the inclusion of extraordinary or exceptional items of income or expenditure.

6.      Properties

(A)     Ownership of land

        The Properties referred to in schedule 8 owned by the Group are the only Immovable Properties owned, used or occupied by the Group or in respect of which the Group has any estate, interest, right or liability (including any continuing or contingent liability) and for the avoidance of doubt no Group Company has given any guarantee which is still subsisting of the performance by any person of any obligation in respect of any Immovable Property. Each of the Properties is used and occupied for the purpose of the business of a member of members of the Group.

(B)     UK Property Warranties

        In relation to each of the UK Properties:-

                (a)     Title

                        The Properties are owned by the relevant Group Company free from any option, right of pre-emption, mortgage, charge (fixed or floating), pledge, lien or any like encumbrance or any agreement in respect thereof which are not apparent from the documents of title disclosed to the Purchaser or which would not be disclosed by searches and enquiries which would be carried out by a prudent purchaser.

                (b)     Documents of Title

                        All documents of title for the Properties are in the possession or under the control of the relevant Group Company.

                (c)     Planning matters and use

                        (d) the current use of the Properties is permitted under Town and Country Planning legislation and (in the case of properties which are leasehold) is also permitted by the leases under which the Properties are held;


                        (e) all necessary planning permissions and other consents in respect of the Properties have been obtained and all development on the Properties has been carried out in accordance with planning legislation.

                (f)     Statutory obligations

                        All statutes, orders or regulations affecting the Properties, its current user or development have been observed.

                (g)     Disputes notices and claims

                        There are no outstanding litigation, disputes, actions, claims, demands or complaints in respect of the Properties and no notice affecting the Properties has been given or received nor does any member of the Group expect any.

                (h)     Services and access

                        There are available to the Properties all rights and easements and such services (including, without limitation, electricity, gas and water supply, sewage and telecommunications) as are necessary for the existing use of the Properties.

                (i)     Enquiries

                        The Seller's replies to written enquiries concerning the Properties and the Isleworth Property made by the Purchaser's Solicitors have been given after making due and diligent enquiry and are true and accurate in all material respects. For the purposes of this paragraph
                        (i) a reply to a written enquiry shall be true and accurate "in all material respects" if the amount of the claim in respect of any inaccuracy does not exceed L5000.

                (j)     Condition

                        All buildings and structures comprised in the Properties are in a state of repair and condition which is adequate to enable the business of the Company to be carried on as it is carried on at present.

                (k)     Leasehold Properties

                        Where any of the Properties are leasehold, the leases under which the Properties are held are correctly summarised in schedule 8 and the current rents are evidenced by memoranda of rent review where they are not the rents originally reserved.

(C)     New Zealand Property Warranties

        In relation to Permutit New Zealand the New Zealand Property comprises all the land and buildings owned or occupied by Permutit New Zealand and:

        (i) there are no restrictive covenants or provisions, legislation or orders which preclude the use of the New Zealand Property for the purposes for which it is now used, and that use is permitted under the provisions of the planning acts and regulations and is in accordance with the requirements of the relevant local authorities;

        (ii) the Sellers have received no notice alleging breach of any covenant, restriction or other obligation (including by-laws) affecting the New Zealand Property and no rights, easements, quasi-easements or privileges exist in favour of any person in respect of the New Zealand Property which would interfere with or prevent the use of the New Zealand Property for the purposes for which it is now used;

        (iii) there are no outstanding enforcement or other notices or proceedings issued in respect of the New Zealand Property nor, so far as the Sellers are aware, any order or resolution for the compulsory acquisition of any part of any of the New Zealand Property;

        (iv) so far as the Sellers are aware the New Zealand Property is not subject to or affected by any planning permission or development permit or any proposals for road widening or any other notices whatsoever issued by any governmental or municipal department or other competent authority which would interfere with or prevent the continued use of the New Zealand Property for the purposes for which it is now used;

        (v) the Sellers have received no notice alleging breach of the terms of any agreement affecting the New Zealand Property;

        (vi) so far as the Sellers are aware there is no liability for repairs or dilapidations or to carry out works in respect of the New Zealand Property; and

        (vii) so far as the Sellers are aware and except in respect of matters which do not have a material adverse effect the lease of the New Zealand Property is current valid and enforceable.

(D)     Australian Property Warranties

        (i)     (a)     There is no restriction on the Company's exclusive
                        occupation and quiet enjoyment of the Australian
                        Property that would have a material adverse effect on the Company.

                (b) There are no Encumbrances affecting the Australian Property that have a material adverse effect on the Company.

                        For the purpose of this sub-paragraph "Encumbrance" means a mortgage, charge, pledge, lien or other encumbrance (but excludes a lien that arises as a matter of law or an encumbrance that arises from any reservation of title provision).

        (ii) The Australian Property comprises all the freehold or leasehold properties owned, used or occupied by the Company in connection with the business of the Company.

        (iii) As far as the Sellers are aware the use of the Australian Property by the Company for the business of the Company does not constitute a breach of any of applicable law that would have a material adverse effect on the Company.

        (iv) As far as the Sellers are aware, all covenants contained in the leases and licences disclosed in schedule 8 affecting the Australian Property that would have a material adverse effect on the Company if they were not properly performed or observed have been properly performed or observed.

        (v) As far as the Sellers are aware there are no outstanding orders or notices affecting the Australian Property or any proposals from any local or other authority (involving compulsory acquisition or requisition or otherwise) or any other circumstances which would result in any such order or notice being made or served which would have a material adverse on the Company's quiet enjoyment of the Australian Property.

        (vi) As far as the Sellers are aware and except in respect of matters which do not have a material adverse effect all leases and licences of the Australian Property are current, valid and enforceable.

7.      Business and trading

(A) Since the Accounts Date the Group Companies have carried on in the ordinary and usual course the business carried on by the Group at that date and have not carried on any other business, or acquired or disposed of any fixed asset exceeding L10,000 in value, or assumed or incurred any liability (actual or contingent), or entered into any contract, in each case other than in such ordinary and usual course.

(B) Since the Accounts Date there has been no material adverse change in the Group's financial position.

(C)             (i)     The Group Companies own or have on lease or hire
                        purchase the motor vehicles the make, model, registration number and driver of which are set out opposite their names in a schedule annexed to the Disclosure Letter.

               (ii) All material plant, machinery, vehicles and equipment owned or used by the Group Companies is in such a condition that the Business of the Group can be carried on after Completion in the same way as it was carried on at the date hereof.

        (iii) Maintenance contracts as annexed to the Disclosure Letter are in full force and effect and all assets to which such maintenance contracts relate have been maintained in all material respects in accordance with safety regulations usually observed in relation thereto and the terms and conditions of any leasing or similar agreement.

        (iv) The asset registers of the Group Companies (a true and correct copy of which is annexed to the Disclosure Letter) comprise, in all material respects, a complete and accurate record of all plant, machinery, vehicles, equipment and other assets owned, used or possessed by the Group Companies.

        (v) All plant, machinery, vehicles, equipment or other assets used by the Group Companies (including, without limitation, any computer installation used by any Group Company) are the absolute and unencumbered property of the Group Companies and are not subject to nor agreed to be subject to any leasing, hire or hire purchase agreement or agreement for payment on deferred terms or any similar agreement or arrangement nor are they loaned or otherwise unavailable to the Group Companies.

(D) All the book and other debts of the Group Companies outstanding at Completion:-

        (i) are the absolute property of the Group Companies and not the subject of any assignment, factoring agreement or other encumbrance; and

        (ii)    are no more than 90 days old from their dates of invoice.

(E)     Since the Accounts Date:

        (i) the Group Companies have continued to pay their creditors in the ordinary course of business and there are no debts due from the Group Companies which have been due for more than 90 days; and

        (ii) no debt has been released by the Group Companies on terms that the debtor paid more than L10,000 less than the book value of his debt and no debt owing to the Group Companies has been deferred, subordinated or written off or has proved to any extent to be irrecoverable.

(F)             (i)     Details of the insurance policies in respect of which
                        any member of the Group has an interest are set out in the Disclosure Letter;

        (ii)    Such policies are in full force and effect;

        (iii)   The premiums on such policies are up to date;

        (iv) So far as the Sellers are aware, there are no circumstances which might lead to any liability on such policies being avoided by the insurers or the premiums being increased; and

        (v) So far as the Sellers are aware, there is no claim outstanding on such policies and, so far as the Sellers are aware there has been no act or omission which would or might lead to such a claim.

(G) The Group Companies do not carry on business under or use on their letterhead or business documents a name other than the full corporate name of the relevant Group Company, Permutit UK has not received any direction under section 28, Companies Act 1985, none of the Group Companies has received any notice that they may become obliged to change their names or trade under different names, and so far as the Sellers are aware there are no other circumstances by reason of which the Group Companies may become obliged to change their names or trade under different names.

(H)             (i)     The Group Companies are the sole beneficial owner of all
                        registered Intellectual Property referred to in the schedule which is annexed to the Disclosure Letter and constitutes the only registered Intellectual Property owned by the Group Companies. No registered user rights or licences have been granted or agreed to be granted and no agreement for assignment has been made in respect of such Intellectual Property and no act has been done by any member of the Group (except for acts which are both reasonable and in the normal course of business) whereby any part of such Intellectual Property might cease to be valid and enforceable and no member of the Group pays any royalty or other payment to any third party in relation to such Intellectual Property (except for renewal fees, agents fees and other administrative expenses in the normal course of business). All renewal fees in respect of such Intellectual Property which are due and payable have been paid.

               (ii) So far as the Sellers are aware, there is no existing fact, matter or circumstance which is reasonably likely to result in any of the rights of any of the Group Companies in the Permutit Brand Name becoming invalid or unenforceable.

              (iii) All rights in all Intellectual Property which are Required for the Business of the Group are solely and beneficially owned by or licensed to the relevant member of the Group (or, where clause 13(G) applies, the relevant member of the Retained Group) and no act has been done by any member of the Group (except for acts which are both reasonable and in the normal course of business) whereby any part of such Intellectual Property might cease to be valid and enforceable. No material licences have been granted or agreed to be granted and no agreement for assignment has been made in respect of such Intellectual Property by any member of the Group. All material licences of Intellectual Property to any member of the Group have been disclosed in the Disclosure Letter.

        (iv) No member of the Group is in breach of any material licence granted to it in respect of any Intellectual Property.

        (v) No member of the Group has received any notice that the conduct of the business of such member of the Group as presently conducted infringes the rights of any other person in Intellectual Property.

        (vi) No member of the Group has disclosed any of its know-how, in respect of Scion and Scion/Hipol technology and products other than subject to confidentiality agreements which a company carrying on the same business as the Group Company could reasonably be expected to have entered into.

        (vii) Without prejudice to sub-paragraph (vi) of this paragraph (H), so far as the Sellers are aware no Group Company has disclosed any of its:

                (a)     other know-how;

                (b)     trade or financial secrets; or

                (c)     lists of customers,

                to any person (other than subject to a confidentiality agreement) in circumstances which would or might result in any material adverse effect on any Group Company.

        (viii) For the purposes of this paragraph (H), any Intellectual Property is "Required for the Business" of the relevant Group Company if (and only if) it:

                (a) except in relation to Specified Intellectual Property in Specified Items is or has in the last two years been used in the business of the relevant Group Company; or

                (b)     is Specified Intellectual Property; or

                (c)     is Intellectual Property in Available Items; or

                (d) is required to carry on the business of the relevant Group Company in the same manner as it is presently carried on; or

                (e) is required to fulfil any of the present contracts of the relevant Group Company in relation to its business; or

                (f) is required to fulfil contracts which are the subject of tender or negotiation at Completion; or

                (g) is required to fulfil contracts which are the subject of enquiry by the relevant Group Company at Completion; or

                (h) is required to comply with any law applicable in relation to its business.

        (ix)    The Sellers warrant that:-

                        (i) the Items referred to in paragraphs 1, 5 and 6 of Schedule 11 are in the possession of the Group Companies;

                        (ii) the Items referred to in paragraph 2 of Schedule 11 are in the possession of the Group Companies so far as material in relation to products and contracts sold or made since 1st April, 1986;

                        (iii) the Items referred to in paragraph 3 of Schedule 11 are in the possession of the Group Companies so far as material in relation to products sold since 1st April, 1986;

                        (iv) the Items referred to in paragraph 4 of Schedule 11 are in the possession of the Group Companies in any case where they have at any time during the last two years been in the possession of the Group Companies;

                Except as warranted above in this paragraph (ix), no warranty is given by the Sellers as to the possession by the Group Companies of any of the Specified Items. This warranty and the preceding sentence are without prejudice to clause 13(G).

(I)             (i)     Save pursuant to the express terms of this agreement, no
                        Group Company is party to any arrangement which infringes or which has or should have been registered under the RTPA or which infringes the Fair Trading Act
                        1973 or which infringes the Competition Act 1980 or Articles 30 to 34, Article 85 or Article 86 of the
                        Treaty of Rome or contravenes the provisions of the Resale Prices Act 1976 or any other anti-trust legislation and no Group Company has pursued or is pursuing any course of conduct which amounts to an anti-competitive practice within section 2, Competition Act

                        1980 or is subject to or under notice of any investigation, report decision, undertaking or order under that Act.

        (ii) So far as the Sellers are aware no Group Company is party to any agreement or arrangement which has been notified to the Commission of the European Community for an exemption or in respect of which an application has been made to the said Commission for negative clearance.

(J) The Group Companies have in full force and effect all licences, consents, registrations, authorities and other qualifications necessary for the carrying on of their business as and where such business is now carried on (details of which are set out in the Disclosure Letter) and so far as the Sellers are aware there has been no act, event or omission as a result of which any such qualification will or may be withdrawn, not be renewed or otherwise cease to have effect. All reports, returns and information required by law or as a condition of any licence, consent, permit or approval to be made or given to any person or authority in connection with the business of the Group Companies have been made or given to the appropriate person or authority, in each case, to the extent material in the context of the business of the relevant Group Company.

(K)     No Group Company has outstanding:

        (i)     any commitment for capital expenditure in excess of L1,000;

        (ii) any commitment for the purchase of goods or services under which supply or delivery is liable to take place more than 12 months from the time of fixing the price;

        (iii) any commitment to obtain or supply goods or services exclusively from or to any person;

        (iv) any agreement or arrangement in which any member of the Retained Group or any director of any such member or any person connected with them as described in section 839, Income and Corporation Taxes Act 1988 is interested other than an agreement or arrangement entered into on an arm's length basis;

        (v) any agreement or arrangement for consultancy or similar services;

        (vi) any agreement or arrangement not negotiated on an arm's length basis;

        (vii) any contract or arrangement which restricts its freedom to carry on its business in any part of the world in such manner as it may think fit; or

        (viii) any contract entered into other than in the ordinary course of business.

(L) The list of open orders (order bank) annexed to the Disclosure Letter is complete and accurate. The margin bank for such orders has been calculated in good faith in accordance with the normal method of the relevant Group Company as applied in calculating the margin bank forecast for 31st March, 1995 and represents the Sellers' best estimate of the margin attaching to such orders as at 31st March, 1995.

(M) Complete and accurate copies of all systems contracts as at 24th March, 1995, where handover has not been accepted by the customer, where the consideration receivable by the relevant Group Company will or may be more than L50,000 are annexed to the Disclosure Letter. Such copies contain full details of the terms of the contract, any guarantees given under the relevant contract, penalty clauses, warranties given, work carried out to-date, costs incurred and any commitments in respect of completion. There have been no material changes in such contracts since that date outside the ordinary course of business.

(N) A complete and accurate list of all planned maintenance contracts is annexed to the Disclosure Letter. This list shall contain details of the parties to the contract, the level of service to be provided by the relevant Group Company and the consideration payable.

(O) There is not outstanding nor has any Group Company agreed to enter into or give or create:

        (i) any mortgage, charge, pledge, lien or similar encumbrance nor any equity nor any option on or over the whole or any part of the undertaking, property or assets of the Group excluding any such encumbrance arising in the ordinary course of trade;

        (ii) any contract for hire or rent, hire purchase or purchase by way of credit sale, conditional sale or periodical payment in respect of movable or personal property;

        (iii)   any guarantee, indemnity or suretyship;

        (iv)    any power of attorney;

        (v) any authority (express or implied) to any person (other than a director duly authorised or to employees to enter routine contracts) to bind or commit any Group Company in any way;

        (vi) any partnership, joint venture, European Economic Interest Grouping or consortium arrangement involving any Group

                Company nor is any Group Company a member of any other unincorporated association;

        (vii)   any agency, distributorship, licensing or managing agreement; or

        (viii) any financial assistance from any international, national or local authority or governmental agency.

(P) Each systems contract and each other material contract to which each Group Company is a party is a legal, valid and binding obligation of the relevant Group Company and is in full force and effect. Each party to such contracts has so far as the Sellers are aware performed all material obligations required to be performed by it under such contracts and so far as the Sellers are aware is not in breach or default nor is alleged to be in breach or default in any material respect thereunder, and so far as the Sellers are aware no other event has occurred and no condition or state of facts exists (or would exist upon the giving of notice or the lapse of time or both) that would become or cause a breach or default in any material respect thereunder where in any such case the loss to the relevant Group Company would be greater than L15,000, Provided always that if there are a number of claims each less than such amount but together aggregating L100,000 or more, then they shall be treated as a single claim of more than L15,000.

(Q) The Management Accounts have been prepared in accordance with the same accounting principles as the Accounts.

(R) No intimation has been received by any Group Company that the transactions contemplated by this agreement will result in loss of business with any of the Group Companies' present suppliers or customers.

(S) None of the Group Companies are party to any agreement or arrangement material in the context of the business of the relevant Group Company which is or may become terminable by another party or under which the rights of any person are likely to be affected as a result of any of the transactions contemplated by this agreement or Completion or which grants any rights to any person dependent on Completion.

(T) No Group Company has outstanding any bid or tender or sale or service proposal which is substantial in relation to the business of the relevant Group Company. (For these purposes substantial means any bid or tender where the price offered is more than, in relation to Permutit UK, L150,000, in relation to Permutit Australia, Australia dollars 300,000 and in relation to Permutit New Zealand, New Zealand dollars 375,000.) A list of such bids and tenders for installed system contracts is annexed to the Disclosure Letter. Such bids and tenders have been made and priced in accordance with the normal business practice of the relevant Group Company.

(U) All assets acquired or disposed of by the Group Companies have been acquired or disposed of at market value, other than assets acquired or disposed of intra group, and no agreements or arrangements have been entered into during the two years prior to the date hereof to which any of the Group Companies are party and in which a shareholder in or a director of any of the Group Companies or any person connected with any such person as described in section 839, Income and Corporation Taxes Act 1988 has been interested whether directly or indirectly and in particular (but without limitation) no Group Company has entered into any transaction which, had such Group Company been a listed company, would have been a transaction with a related party (as defined in chapter 11 of the Listing Rules issued by the London Stock Exchange).

(V)             (i)     Not more than ten per cent. in value of purchases by
                        each Group Company in each of the last two calendar years have been placed with any one supplier (and, so far as the Sellers are aware, in the current calendar year not more than ten per cent. in value of purchases by each Group Company will be so placed) and the Sellers have annexed to the Disclosure Letter full written particulars of all customers of any Group Company whose purchases of any product, stock or services of such Group Company have in any of the last three calendar years exceeded ten per cent. of such Group Company's turnover of such product or stock for such calendar year.

               (ii) Since the Accounts Date the business of the Group Companies has not been affected to any material extent by the loss of any important contract or customer or source of supply nor has any customer or supplier material in the context of the business of the relevant Group Company indicated an intention to cease trading with or supplying any Group Company or that it is likely to reduce its trading with or supply to any Group Company.

              (iii) No customer or supplier of any Group Company has indicated an intention to change the basis or terms on which it is prepared to enter into contracts or do business with such Group Company and no such change has taken place during the two years ending with Completion in each case, to an extent material in the context of the relevant Group Company.

(W) Particulars of all grants, allowances, aids and subsidies paid or made or pledged to any Group Company during the last six years by, and of all outstanding claims by any Group Company for any such grant, allowance, aid or subsidy from, any supranational, national or local authority or government agency are set out in the Disclosure Letter and no Group Company has done or failed to do any act or thing which could result, nor will the sale of the Shares result, in all or any part of such grant, allowance, aid or subsidy becoming repayable or forfeited.

(X) No Group Company has any of its records needed for the conduct of its business, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means whatsoever which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of such Group Company.

(Y) Permutit UK has registered with the Registrar under the Data Protection Act 1984.

(Z) Details of all bank accounts maintained or used by each Group Company (including, in each case, the name and address of the bank with whom the account is kept and the number and nature of the account) and of all direct debit or standing order or similar authorities applicable to any of the accounts are set out in or attached to the Disclosure Letter.

(AA) Full details of all overdraft, loan and other financial facilities available to the Group are set out in the Disclosure Letter and neither the Sellers nor any Group Company has done anything whereby the continuance of any of those facilities would be affected or prejudiced. There will be no outstanding debts owing by Group Companies (other than trading indebtedness) at Completion.

(BB) No order has been made and no resolution has been passed for the winding up of any Group Company or for a provisional liquidator to be appointed in respect of any Group Company and no petition has been presented of which notice has been given to any Group Company and no meeting has been convened for the purpose of winding up any Group Company.

(CC) No administration order has been made and no petition for such an order has been presented of which notice has been given to any Group Company in respect of that Group Company.

(DD) No receiver (which expression shall include an administrative receiver) or, in the case of Permutit New Zealand, manager has been appointed in respect of any Group Company or all or any of its assets or undertaking and no steps have been taken by any Group Company with a view to the appointment of such a person.

(EE) No Group Company is insolvent, or unable to pay its debts within the meaning of section 123 Insolvency Act 1986, or in relation to Permutit New Zealand section 261 Companies Act 1955, or has stopped paying its debts as they fall due.

(FF) No voluntary arrangement has been proposed under section 1 Insolvency Act 1986, or in relation to Permutit New Zealand, section 209J Companies Act 1955 in respect of any Group Company and its creditors and/or members of any class of its creditors and/or its members.

(GG) No unsatisfied judgment is outstanding against any Group Company or the whole or any part of it, its assets or undertaking.

(HH) No controller or administrator (as each of those terms is defined in the Corporations Law) or any other person has taken possession or has control of the property of Permutit Australia or is appointed to Permutit Australia or any action has been taken which could result in any such event occurring.

(II) No inspector is or has been appointed to investigate the affairs of Permutit Australia pursuant to the Australian Securities Commission Act 1989.

(JJ) No compromise or arrangement is proposed or has been made between Permutit Australia and its creditors and/or members or any creditor or member or any class of member and no application has been made to any court for an order summoning a meeting of creditors of Permutit Australia.

(KK) Save as contemplated by clause 10 no member of the Retained Group nor any director of any such member has any interest in any business which competes, directly or indirectly, with any business now carried on by any Group Company.

(LL) All information relating to installed systems which has at any time since 1st January, 1988 belonged to any Group Company is held and owned by such Group Company at the time of Completion.

(MM) Save as expressly contemplated herein, no Group Company has since 31st March, 1995 undertaken any acts outside the ordinary course of business.

(NN) The regeneration plant at the Manchester Property is operating as effectively and fully at the date of this agreement as it was when first fully commissioned.

8.      Employees

(A) The schedule of officers and employees of each Group Company showing details of all their terms of employment (including the name, sex, age, position held, hours of work, date of commencement of period of continuous service, notice period, number of days' statutory sick pay received during current calendar year, current salary and other benefits of each such person) annexed to the Disclosure Letter is true, complete and accurate in all material respects.

(B) There is no liability whatsoever to make any payment to or for the benefit of any person (whether or not an officer or employee or former officer or employee) in respect of past service or the termination of the employment of that or any other person and there are no amounts owing to any present or former directors or employees or members of any Group Company.

(C) No person is employed by any Group Company on terms which in any particular circumstances would entitle him to a bonus or incentive payment or commission (based on profits or turnover) or participation in a share option scheme, share incentive scheme or profit sharing, bonus or other such incentive scheme, and no Group Company has in existence nor has it indicated any proposal to introduce any such scheme.

(D)             (i)     The terms of employment shown in the schedule specified
                        in paragraph 8(A) are the same as applied at the Accounts Date.

               (ii) There is no outstanding commitment to increase the remuneration or change the other terms of employment of any officer or employee of any Group Company and there is no agreement or arrangement (whether legally binding or not) between any Group Company and any employee or ex-employee relating to his employment, his ceasing to be employed or his retirement.

(E)     No employee of any Group Company:-

                (i) at the date of the cessation of his employment with such Group Company earning a salary or wages of more than L10,000 per annum has during the period of twelve months preceding the making of this agreement: or

               (ii) possessed of confidential information or customer goodwill the disclosure of which by that employee or the soliciting of which from that employee would be detrimental to any Group Company has during the period of three years preceding the making of this agreement:

               ceased to be employed by such Group Company (other than through retirement at normal retirement age) and no employee has given any Group Company or the Sellers any indication that he will leave a Group Company's employ as a result of the transactions contemplated by this agreement.

(F) No Group Company has any agreement or other arrangement (binding or otherwise) with and has not recognised any trade union or other body representing its employees or any of them and no trade union or body has such a level of membership among any employees of any Group Company as would be likely to entitle that trade union or body to recognition by such Group Company.

(G) None of the Group Companies nor any of their employees is engaged or involved in any industrial or trade dispute or any dispute or negotiation and no act, event or omission has occurred which is likely to give rise to any such dispute, or negotiation.

(H) There are no training schemes, arrangements or proposals in existence nor have there been in the past any such schemes, arrangements or proposals, in respect of which a levy may become payable by Permutit UK under the Industrial Training Act 1982.

(I) None of the Group Companies' senior employees have ever expressed to any of the Sellers opposition to the Purchaser's acquiring the Shares or offered to purchase any of the Shares.

(J) Permutit UK has not received and is not aware that it will receive any claim from any of its employees pursuant to the Patents Act 1977.

(K) There is not outstanding any contract of service or contract for services between any Group Company and any of its directors, officers or employees which is not terminable by such Group Company without compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal) on one month's notice at any time.

(L) No liability has been incurred by any Group Company for breach of any contract of service or contract for services, for redundancy payments, protective awards or for compensation for wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee or for any other liability accruing from the termination of any contract of service or contract for services and no gratuitous payment has been made or promised by any Group Company in connection with the actual or proposed termination or suspension of employment or variation of any contract of service of any present or former officer or employee.

(M)     In the period of one year preceding the date hereof Permutit UK:

        (i) has not been a party to any relevant transfer (as such expression is defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981);

        (ii) has not failed to comply with any duty to inform and consult any independent trade union under the Transfer of Undertakings (Protection of Employment) Regulations 1981;

        (iii) has not given notice of any redundancies to the relevant Secretary of State or started consultation with any independent trade union under the provisions of Part IV, Employment Protection Act 1975 nor has it failed to comply with any such obligation under the said Part IV.

(N) The Group Companies have in relation to each of their employees and former employees complied with all obligations imposed on them by Statute, codes of conduct and practice, collective agreements, customs and practices and with all awards, recommendations and declarations in any way relating to the relations between them and their employees or any trade union and the conditions of service of their employees.

9.      DELIBERATELY LEFT BLANK.

10.     Taxation

        Administration

(A) Each Group Company has for all periods falling within the seven years prior to Completion correctly made all returns and payments within the relevant time limits and provided all other information and documents required to be provided by such Group Company to any Tax Authority for any Tax purposes.

(B) Each Group Company has for all periods falling within the seven years prior to Completion maintained all records as it is required to maintain by law for the purpose of any Tax.

(C) In respect of any period not ended at Completion, no Tax Authority has operated or agreed to operate any arrangement (being an arrangement which is not based on relevant legislation or any published practice) in relation to any Group Company's Tax affairs.

(D) Full particulars of all returns and payments in respect of any Tax each Group Company is required to make and all other information each Group Company is required to provide within twelve weeks after Completion or which any Group Company has been required by written notice from a Tax Authority to provide after Completion are set out in the Disclosure Letter.

(E) There is no existing dispute in relation to Tax between any Group Company and any Tax Authority, no notification has been received by the Sellers or any Group Company from any Tax Authority suggesting that such Tax dispute may arise after Completion and no such dispute is contemplated by the Sellers or any Group Company.

(F) No Group Company has been or currently is the subject of an investigation of a non-routine nature by any Tax Authority and, so far as the Sellers are aware, no such investigation is contemplated.

(G) No Group Company has been a party to any transaction in respect of which any consent or clearance was required by law without such consent or clearance first having been obtained. All particulars provided to any Tax Authority in connection with the application for any consent, ruling or clearance, on behalf of the relevant Group Company or affecting the relevant Group Company, fully and accurately disclosed all material facts and circumstances relevant to the decision of the Tax Authority and any Transaction for which such consent, ruling or clearance has been obtained has been carried into effect (if at all) only in accordance with the terms of the relevant application and consent, ruling or clearance.

(H) All elections and claims in respect of Tax made by each Group Company have been made correctly and any Transaction which is affected by the election or claim has been carried into effect (if at all) only in accordance with the terms of the election or claim.

(I) Full particulars of all rulings, consents and clearances obtained in respect of any Group Company which contain any conditions which are required to be complied with after Completion are set out in the Disclosure Letter.

(J) Each Group Company has sufficient records relating to past transactions (to the extent that such transactions are relevant), including any claims and elections made, to calculate any Tax Liability which would arise on the disposal or deemed disposal or realisation of any asset on or after Completion.

(K) Each Group Company has made all deductions and withholdings from payments made or deemed to have been made by or through it in respect of periods not ended on or before Completion, and has accounted for all such deductions and withholdings to the relevant Tax Authorities as required by law.

(L) Particulars of all existing agreements and arrangements under which any Group Company is obliged (or in the case of any put option, would be obliged) to make any payment or under which a payment would be deemed to be made by or through any Group Company after Completion are set out in the Disclosure Letter with specific reference to this clause and for the purposes of this clause a payment means any payment in respect of which the relevant Group Company may be required, by law, to make a deduction or withholding.

(M) Permutit UK is not and, in respect of any period not ended on or before Completion, has not been, a branch or agent of any person not resident in the United Kingdom for United Kingdom tax purposes.

(N) The Completion Accounts of Permutit UK will not include as an asset any Relief which consists of trading or capital losses which may be available to the company to be set against any trading or capital profits. Full details of all Reliefs which will be included as any asset or taken into account in calculating any provision in the Completion Accounts including the nature of the Relief and the time in which the claim or election for Relief should be made are set out in the Disclosure Letter.

(O) The value adopted for the purposes of the Completion Accounts of Permutit UK of each of its assets on the disposal of which a chargeable gain or allowable loss could arise will not exceed the amount deductible under TCGA 1992, section 38.

(P) All expenditure which Permutit UK has agreed to incur or consideration which Permutit UK has agreed to give on or after Completion which will not be fully deductible in calculating the trading income of the company for the period beginning immediately after Completion, is in respect of or in connection with an asset of Permutit UK on the disposal of which a chargeable gain or allowable loss could arise and all such expenditure and consideration given would be fully allowable as a deduction under TCGA 1992, section 38, in computing the chargeable gain or allowable loss of Permutit UK in respect of any disposal by Permutit UK of the relevant asset.

(Q) The amount of consideration in money received or receivable by Permutit UK in respect of any disposal, on or before the time of disposal, of any asset (other than a trading asset) which it would be under an obligation to make at any time after Completion pursuant to any option or agreement entered into by Permutit UK on or before Completion is not less than the amount it will be treated as receiving for the purposes of calculating its chargeable gain in respect of that disposal.

(R) Permutit UK is not a party to any arrangement or agreement under which any loss it may make on any disposal on or after Completion would be subject to the provisions of TCGA 1992, section 18(3) (transactions between connected persons).

(S) Permutit UK is not a party to any arrangement or agreement under which it could be treated at any time after Completion as a limited partner for the purposes of TCGA 1992, section 55 (restriction on relief: companies).

(T)     No asset owned by Permutit UK is a wasting asset within TCGA 1992, section 44 (wasting assets) and there is no agreement or arrangement in existence under which it will (or, in the case of a put option, could) acquire any such asset.

(U) Permutit UK does not own any rights, or any interest in rights, under a policy of assurance or contract for a deferred annuity on the life of any person of which it is not the original beneficial owner and there is no agreement or arrangement under which it will (or, in the case of a put option, could) acquire such a right or interest.

(V) Permutit UK has not made any gain on any disposal where the tax chargeable in respect of the gain is deferred to the happening of any event after Completion other than the corporation tax on gains made in the accounting period ended 31st March 1995 which is payable by the Company nine months and one day after Completion.

(W) Permutit UK does not own any shares in a company which has agreed to make at any time after Completion any such transfer as is referred to in TCGA 1992, section 125 (shares in a close company transferring assets at an under value) and there is no agreement or arrangement in existence under which it will (or, in the case of a put option, could) receive any asset by way of gift as mentioned in TCGA 1992, section 282 (gifts: recovery from donee).

(X) There is no agreement or arrangement under which any transaction which Permutit UK is obliged (or, in the case of a put option, would be obliged) to carry out after Completion may be treated as a disposal of an asset by Permutit UK to which TCGA 1992, section 29 would apply.

(Y) Permutit UK is not a party to any agreement or arrangement under which it could be obliged to make a disposal at any time on or after Completion to which the provisions of TCGA 1992, section 19 would apply to treat it as having received an amount of consideration which is greater than the actual amount of consideration it receives for the purposes of calculating its chargeable gain in respect of that disposal.

(Z) The entering into of this agreement and Completion will not make Permutit UK liable to be assessed to Tax under any of the provisions of sections 179, 189 or 190, TCGA 1992.

(AA) If Permutit UK disposed of each of its assets, or of any pool of assets (that is to say all those assets the aggregate of the expenditure relating to which would be taken into account in computing whether a balancing charge would arise on a disposal of any of those assets) for a consideration equal to their book value as shown or adopted for the purpose of the Completion Accounts, no balancing charge would arise in respect of any such asset or pool of assets under any legislation relating to capital allowances.

(BB) Since the Accounts Date no accounting period (as defined in section 12, ICTA 1988) of Permutit UK has ended (as referred to in section 12(3), ICTA 1988).

(CC) Permutit UK has not adopted and does not operate or is not part of any scheme approved or for which approval has been or is to be sought under section 202 ICTA 1988 (Charities: Payroll Deductions Scheme), Chapter III of Part V ICTA 1988 (Profit Related Pay) or Chapter IV of Part V ICTA 1988 (Share Option and Approved Profit Sharing Schemes).

(DD) No agreement or arrangements exist whereunder Permutit UK may be obliged to make a payment at any time after Completion to which section 601, ICTA 1988 may apply.

(EE) No tax relief for any contribution which may be made by Permutit UK to any pension scheme after Completion could be restricted under the provision of section 112 of the Finance Act 1993 by reference to contributions made in or provisions for contributions made (by Permutit UK or any other person) in respect of any period ending on or prior to Completion.

(FF) Permutit UK has not agreed and is not obliged (contingently or otherwise) to surrender any amount in respect of any period not ended on or before Completion and has not received or agreed to receive any amount surrendered by any other company under, the provisions of sections 240, 402-403, 407-409 and 411-413, ICTA 1988 and it is not
        liable to make any payment for any amount surrendered by any other company under or in connection with the provisions of any of those sections.

(GG) Permutit UK is not and, during or for the purposes of any period not ended before Completion, has not been a member of a partnership.

(HH) Permutit UK is under no obligation to make a payment of rent, interest, annual payments or other sums of an income nature payable at any time after Completion which may be wholly or partially disallowable as deductions or charges in computing profits or against profits for Tax purposes by virtue of the provisions of sections 74, 125, 338, 339, 779, 781-785 and 787, ICTA 1988, or otherwise on the basis that the business of Permutit is carried on in the same way as at Completion.

(II) Permutit UK has not effected any demerger falling within sections 213 to 218, ICTA 1988 under which any Group Company has been concerned in an exempt distribution (as defined in section 214(4) of ICTA 1988) and there are no arrangements by Permutit UK to effect any such demerger.

(JJ) Permutit UK has not made any claim under section 140, TCGA 1992 in respect of the transfer of any trade carried on by it outside the United Kingdom and there are no arrangements by Permutit UK to make any such transfer or claim.

(KK) On the basis that Permutit is not a company which falls within section 704(D) ICTA 1988, Permutit UK has not within the last ten years repaid, redeemed or purchased or agreed to repay, redeem or purchase any of its share capital otherwise than by the receipt of new consideration (within the meaning of Part VI ICTA 1988).

(LL) On the basis that Permutit is not a company which falls within Section 704(D) ICTA 1988, Permutit UK has not within the last ten years capitalised or agreed to capitalise in the form of shares or debentures any profits or reserves of any class or description, or otherwise issued or agreed to issue share capital otherwise than wholly for new consideration (as defined in section 254 ICTA 1988).

(MM) There is no obligation on Permutit UK to carry out at any time after Completion any transaction which would be a distribution or deemed distribution within the meanings of sections 209 or 210 ICTA 1988.

(NN) Permutit UK is not and has not during the time which it has been a subsidiary of the Sellers been a close company for the purposes of United Kingdom Tax legislation and does not have any interest in and has never had during the time which it has been a subsidiary of the Seller any interest in a close company.

(OO)            (i)     Permutit UK is not a party to any scheme or arrangement
                        the whole or part of which is yet to be effected and which is designed wholly or mainly for the purposes of avoiding or deferring Tax.

                (ii) Permutit UK is not under any obligation to carry out any Transaction at any time after Completion to which the provisions of sections 770, ICTA 1988 may be applied.

                (iii) Permutit UK is not under any obligation or party to any arrangements where it could realise a gain at any time on or after Completion of a capital nature for the purposes of section 776, ICTA 1988.

                (iv) Permutit UK is not under any obligation or party to any arrangements or arrangement whereunder it will (or, in the case of a put option, could) be treated as obtaining a tax advantage in consequence of any transaction in securities effected at any time after Completion to which the provisions of sections 703 to 709, ICTA 1988 could apply provided that the entering into of this Share Purchase Agreement shall not be treated as such an obligation or arrangement for the purposes of this warranty.

(PP)    Permutit UK:

        (i) is registered for the purposes of value added tax, has been so registered at all times that it has been required to be so registered, and such registration is not subject to any conditions imposed by or agreed with H M Customs and Excise;

        (i) has complied fully with and observed in all material respects the terms of VAT legislation;

        (ii) has maintained and obtained at all times complete, correct and up-to-date records, invoices and other documents appropriate or required for the purposes of VAT legislation and has preserved such records, invoices and other documents in such form and for such periods as are required by VAT legislation;

        (iii) subject to any limitations applicable pursuant to section 25(7) VATA 94, obtains credit for all input tax paid or suffered by it;

        (iv) is not and has not been treated as a member of a group for the purposes of VAT legislation, and has never applied for such treatment;

        (v) is not required to make payments on account of value added tax for which it may become liable in a prescribed accounting period (pursuant to The Value Added Tax (Payments on Account) Regulations 1992); and

        (vi) is not and has not been subject under VAT legislation to any penalty liability notice, written warning of failure to comply, surcharge liability notice or requirement to give security as a condition of making taxable supplies.

(QQ) In respect of each of the assets of Permutit U.K. (if any) which is a capital item for the purpose of Part VA of the VAT (General) Regulations 1985, the Disclosure Letter sets out accurately

        (i)     the capital item affected;

        (ii) the amount of the total input tax (within the meaning of the said regulations) which is subject to adjustment;

        (iii) the percentage of that input tax which was reclaimable on the capital item in the first interval applicable to it and any adjustments made having regard to events occurred up to the date hereof;

        (iv) the date of acquisition of the capital item and the number of intervals in the adjustment period not ended on or before Completion;

        (v) full particulars of all matters to date which are likely to be relevant in determining any adjustments which may be required in respect of any periods not ended on or before Completion.

(RR)            (i)     Permutit UK has both maintained and obtained full,
                        complete, correct and up-to-date records, invoices and other documents appropriate or required for the purposes of Customs Duty and Excise Duty.

                (ii) Permutit UK has complied fully with all provisions of the Tax legislation relating to Customs Duty and Excise Duty and all directions and conditions made or imposed pursuant thereto.

(SS)            (i)     Any exemption or relief obtained by Permutit UK from
                        capital duty under Part III Schedule 19, Finance Act
                        1973 or from stamp duty under section 55, Finance Act
                        1927 or section 42, Finance Act 1930 was properly claimed and no such exemption or relief has become liable to forfeiture.

                (ii) All documents in the possession or under the control of each Group Company or to the production of which any Group Company is entitled and which establish or are required to establish the title of such Group Company to any asset which belongs to it have been stamped and any applicable stamp duties or charges in respect of such documents have been accounted for and paid, and there are no such documents which are outside the United Kingdom which would attract stamp duty if they were brought into the United Kingdom.

(TT) No Group Company is under any obligation or party to any arrangement to enter into any Transaction at any time on or after Completion in respect of which a charge to stamp duty reserve tax could arise.

(UU) So far as the Sellers are aware, no Group Company is entitled to an interest in possession in settled property.

(VV) Permutit UK is and always has been resident in the United Kingdom for United Kingdom Tax purposes. Permutit UK does not have any presence, for tax purposes, in any jurisdiction other then the United Kingdom, and is not a dual resident investing company for the purposes of section 404 ICTA 1988.

(WW) Neither Permutit Australia nor Permutit New Zealand have any presence, for the purpose of any United Kingdom Tax, in the United Kingdom and neither is a dual resident investing company for the purposes of section 404 ICTA 1988.

(XX) There are no circumstances in existence under which the Inland Revenue could make a direction under section 747, ICTA 1988 pursuant to which any profits of any Group Company could be apportioned to Permutit U.K..

(YY) Permutit UK does not, for the purposes of sections 757 to 760, ICTA 1988, have a material interest in an offshore fund.

(ZZ) No Group Company has carried out, been a party to, permitted to be carried out or is under any obligation to carry out any Transaction or series of Transactions for which consent (whether general or special) was or could be required pursuant to sections 765 to 767 ICTA 1988.

Warranties in respect of Permutit Australia

1. The value adopted for the purposes of the Completion Accounts of Permutit Australia of each of its assets on the disposal of which a taxable profit or allowable loss could arise will not exceed the amount which would be deductible from the disposal proceeds in calculating the taxable profit or allowable loss.

2. All expenditure which Permutit Australia has agreed to incur or consideration which Permutit Australia has agreed to give on or after Completion which will not be fully deductible in calculating the trading income of Permutit Australia for the period beginning immediately after Completion, is in respect of or in connection with an asset of Permutit Australia on the disposal of which a taxable profit or allowable loss could arise and all such expenditure incurred or consideration given would be fully deductible in calculating the taxable profit or allowable loss.

3. Permutit Australia has properly operated the PAYE tax system and the fringe benefits tax system and has deducted tax from payments or benefits made or allowed to or treated as made or allowed to employees former employees or officers of Permutit Australia or from which tax should have been deducted in terms of the Income Tax Assessment Act 1936 or the Fringe Benefits Tax Assessment Act 1986 and has accounted to the Commissioner of Federal or State Taxation for the tax deducted.

Warranties in respect of Permutit New Zealand

4. No assessable income would arise if any capital asset of Permutit New Zealand were to be sold, disposed of or distributed for an amount equal to their book value adopted for the purposes of Completion Accounts, except any depreciation recapture under section 117 of the Taxes Act 1976 or section EG 19 of the Income Tax Act 1994.

5. All expenditure which Permutit New Zealand has agreed to incur or consideration which Permutit New Zealand has agreed to give on or after Completion which will not be fully deductible in calculating the assessable income of Permutit New Zealand for the period beginning immediately after Completion, is in respect of or in connection with the purchase of a fixed asset of Permutit New Zealand in respect of which a depreciation allowance would be available under section 108 of the Taxes Act 1976 or section EG 1 of the Income Tax Act 1994.

6.      Permutit New Zealand has not at any time:

        (i) obtained or sought to obtain a taxation advantage through any fraud or evasion; or

        (ii)    obtained a taxation advantage from any arrangement to which section 99 of the Taxes Act 1976 or section BB 9 or GB 1 of the Income Tax Act 1994 or section 76 of the Goods and Services Act 1985 applies; or

        (iii) made or entered into any arrangement, undertaking or scheme which was at the time it was entered into a sham or fiscal nullity.

7.      Permutit New Zealand:

        (i) is a registered person for the purpose of the Goods and Services Tax Act 1985;

        (ii)    has complied in all respects with that Act; and

        (iii) is not in default of any obligation to make any payment or return or notification under that Act.

8. Permutit New Zealand has a balance date for New Zealand income tax purposes of 31st March of each year.

9. Permutit New Zealand is not and, in respect of any period not ended on or before Completion, has not been, a branch or agent of any person not resident in New Zealand for New Zealand tax purposes.

11.     Disputes

(A) None of the Group Companies nor any person for whose acts or defaults any Group Company might be vicariously liable is involved in litigation, prosecution, arbitration or any other proceedings for the enforcement of rights or settlement of disputes with the exception of the collection of debts in the ordinary course of business and so far as the Sellers are aware no act, omission or event has occurred which has given rise to a threat of such proceedings or which is likely to result in any Group Company being involved in any such proceedings; in particular (but without prejudice to the generality of the foregoing):-

        (i) no breach of contract has been committed and no Group Company has otherwise failed to comply with the terms of any contract for which any Group Company is liable (either directly or vicariously) or which would cause damage to any Group Company, in each case where the loss to the Group Company is more than L15,000 Provided always that if there are a number of claims each less than such amount but together aggregating L100,000 or more, then they shall be treated as a single claim of more than L15,000; and

        (ii) no Group Company is subject to any order or judgment given by any Court or governmental agency and has not been a party to any undertaking or assurance given to any Court or governmental agency which is still in force; and

        (iii) no Group Company has received any notice of complaint or intended prosecution from the Financial Reporting Review Panel.

(B) No proceedings have been served upon any Group Company in the last three years.

(C) Since the Sellers acquired the Companies, there have been no situations with respect to any Group Company that involved or involve (i) the use of any corporate funds for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses related to political activity or to any of the customers or suppliers of such Group Company,
        (ii) the making of any direct or as far as the Sellers are aware, indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds, (iii) the violation of any of the provisions of the Foreign Corrupt Practices Act of 1977 or any rules or regulations promulgated thereunder, (iv) the receipt of any illegal discounts or rebates or any other violation of anti-trust laws or (v) any investigation by any governmental body.

12.     Environmental

        Except as set out in the Disclosure letter:

        (i) all Environmental Approvals have been obtained and complied with and are in full force and have been disclosed to the Purchaser;

        (ii) there has been no material breach of any Environmental Approvals or Environmental Laws;

        (iii) no statutory or, so far as the Sellers are aware, informal notices relating to Environmental Approvals, Environmental Laws or Environmental Matters have been received by any Group Company or the Sellers relating to any of the

                Properties or the conduct of the business of any Group Company at any of the Properties;

        (iv) so far as the Sellers are aware no Environmental Liabilities exist and no proceedings or other actions of whatsoever nature are pending or threatened in relation to Environmental Approvals or Environmental Laws;

        (v) so far as has come to the Sellers' knowledge during their period of ownership of each of the Properties, no underground storage tanks or vessels or any sort of underground storage system or pipelines (whether used or disused but excluding pipelines in relation to utilities) exist at any of the Properties.

13.     Information

        Any reference in this schedule (save where indicated to the contrary below) to the awareness, knowledge or belief of the Sellers in relation to a matter shall be deemed to constitute an additional statement that it has been made after due and careful enquiry of (and solely of) the officers of each Group Company and of the named individuals set out below.

                Neil Edkins             -    Managing Director
                Richard Astle           -    Production Manager
                David Marsan            -    UK Sales Manager
                Mark Hodder             -    International Sales Manager
                Keith Patton            -    Technical Manager
                Barry Clutton           -    Finance Manager
                Alison Anderson         -    International Project Manager
                Tom Kenny               -    Service Manager
                Nick Broomfield         -    Product Manager
                Patrick Bluett          -    Accounting
                Steve Jardine           -    Accounting
                Dimitri Lazarou         -    Gulf
                Terry Moore             -    Contracts Manager
                Steve Smith             -    Tax warranties only
                Richard Wheeler         -    Pensions warranties only

                                  SCHEDULE 3

               (Limitations on the Sellers' liability under the
                         Warranties and Undertakings)

                                 Contents List

I.      Agreements to which this schedule is applicable
II.     Warranties and Undertakings
III.    Limitations on liability under Warranties and Undertakings

        1.      Limitation on quantum
        2.      Time limits for bringing claim
        3.      Conduct of litigation
        4.      No liability if loss is otherwise compensated for
                -       Purchaser can only claim once
                -       Taxation
                -       Insurances
                -       Recovery from third parties
        5.      Acts of Purchaser
        6.      Allowance, provision or reserve in the Accounts
        7.      Retrospective legislation
        8.      Taxation
        9.      Purchaser's knowledge

        10.     Information Memorandum and independent advice of Purchaser
        11.     Immovable Property

I.   Agreements to which this schedule is applicable

        Save to the extent there is provision specifically to the contrary the parties intend that the provisions in this schedule apply both to the Warranties and to the Tax Covenant (in addition to the limitations (if any) set out in that document). Accordingly, for the purposes of this schedule, "Undertakings" shall mean any covenant or any undertaking given by or on behalf of the Sellers in the Tax Covenant.

II.     Warranties and Undertakings

        Notwithstanding anything in this agreement to the contrary, the provisions of this schedule shall operate to limit the liability of the Sellers in respect of any claim by the Purchaser under the Warranties and/or Undertakings, as applicable.

        For the avoidance of doubt, "Damages" includes any payment under any Undertaking.

III.    Limitations on liability under Warranties and Undertakings

1.      Limitation on quantum

(A) The Purchaser shall not be entitled in any event to damages in respect of any claim or claims under any of the Warranties (other than Tax Warranties unless and until and to the extent that the aggregate amount of all such substantiated claims and the amount by which the Net Asset Value as adjusted by the Margin Bank Differential (as adjusted) is less than L3,425,000 exceeds L300,000 in which case the relevant Seller shall be liable for the amount by which such aggregate exceeds L300,000.

        For the purposes of this clause, "substantiated" means a claim which is admitted or proved in a court of competent jurisdiction

(B) The total aggregate liability of the Sellers under or pursuant to the Warranties and the Tax Covenant (whether for breach of the Warranties or claims under the Undertakings or otherwise) shall not in any event exceed the Purchase Price less any amount paid by the Sellers to the Purchaser in accordance with clause 5(I).

2.      Time limits for bringing claim

(A) No claim shall be brought against the Sellers in respect of any breach of the Warranties or under any of the Undertakings unless the Purchaser shall have given to the relevant Seller written notice of such claim specifying (in reasonable detail in so far as it is available) the matter which gives rise to the breach or claim, the nature of the breach or claim and the amount claimed in respect thereof:

        (i) on or before the 7th anniversary of the Accounts Date in respect of claims under the Tax Covenant or the Tax Warranties; or

        (ii) on or before the date three years from the date hereof in respect of any claim under the Warranties relating to environmental matters; or

        (iii) at any time after Completion in respect of any claim under the Warranties relating to the ownership of the Shares; or

        (iv) on or before 31st July, 1997 (the "Warranty Claim Date") in respect of any other matters,

        PROVIDED that the liability of the relevant Seller under this paragraph shall absolutely determine (if such claim has not been previously satisfied, settled or withdrawn) if Proceedings in respect of such claim shall not have been commenced within two years of the service of such notice and, for this purpose, Proceedings shall not be deemed to have been commenced unless they shall have been properly issued and validly served upon the relevant Seller.

(B) None of the limitations contained in paragraphs 1 and 2 shall apply to any breach of the Warranties which (or the delay in discovery of which) is the consequence of fraud or dishonest concealment, by any of the Sellers, or any of their officers or employees.

3.      Conduct of litigation

Upon the Purchaser or any member of the Group becoming aware of any claim, action or demand against it or matter likely to give rise to the same, in respect of the Warranties (other than the Tax Warranties), the Purchaser shall, and shall procure that the relevant member of the Group shall:

        (i) as soon as reasonably practicable notify the relevant Seller by written notice as soon as it appears to the Purchaser that the relevant Seller is or may become liable under such Warranties or that any assessment or claim of a third party received by the Purchaser may result in a claim under such Warranties;

        (ii) subject to the relevant Seller indemnifying the Purchaser and/or the relevant member of the Group to their reasonable satisfaction against any liability, costs, damages or out of pocket expenses which may be incurred thereby, take such action and give such information and access to personnel, premises, chattels, documents and records to the relevant Seller and its professional advisers as the relevant Seller may reasonably request and the relevant Seller shall be entitled to require the relevant member of the Group to take such action and give such information and assistance in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal any claim in respect thereof or adjudication with respect thereto;

        (iii) subject to the proviso set out below, make no admission of liability, agreement, settlement or compromise with any third party in relation to any such claim or assessment without the prior written consent of the relevant Seller (such consent not to be unreasonably withheld or delayed); and

        (iv) take all reasonable action to mitigate any loss suffered by it or any member of the Group in respect of which a claim could be made under such Warranties.

        PROVIDED THAT if the Sellers shall not make any request as to avoiding, disputing, resisting, appealing or compromising any claim within one month of being invited in writing to give instructions in relation to the same or within such lesser time period as shall be specified in such written invitation, being the requisite procedural time limit for avoiding, disputing, resisting, appealing or compromising (as appropriate) such claim, then the Purchaser may take any reasonable steps to settle the claim.

4.      Conduct of Tax Disputes

(A) The Purchaser shall give notice to the Sellers of any Claim for Tax within seven Business Days of the Purchaser becoming aware thereof.

(B) The Seller shall be entitled to resist any such Claim for Tax in the name of the Purchaser, the relevant member of the Purchaser's Group or the relevant Group Company, as the case may be, and to have made available information and documents of the relevant Group Company reasonably necessary for the purpose of such resistance provided that:

        (i) the Purchaser, each member of the Purchaser's Group and each of the Group Companies which may be affected by the Claim for Tax is indemnified and secured to the Purchaser's satisfaction by the Sellers against all losses (including additional Tax Liability), costs (including reasonable compensation for the time spent by the Purchaser's Group or their officers, employees, agents and advisers), damages and expenses which may be incurred in resisting the Claim for Tax; and

        (ii) the Sellers have been advised by an independent tax adviser, acceptable to the Purchaser in its reasonable discretion, after disclosure of all relevant information and documents, that it is reasonable to resist the Claim for Tax in the manner proposed by the Sellers.

(C) The Sellers shall forfeit the right to resist any such Claim for Tax forthwith upon service of notice by the Purchaser:

        (i) that it appears to the Purchaser that either the Sellers or any of the Group Companies committed at any time on or before Completion acts or were responsible for omissions which might constitute fraud; or

        (ii) that the Purchaser considers that resistance to the Claim for Tax would prejudice a right or interest of a member of the Purchaser's Group; or

        (iii) that the Purchaser has been advised by Queen's Counsel or, in relation to New Zealand, a legal practitioner experienced in taxation matters that it is unreasonable to resist the Claim for

        (iv) that the Sellers have failed to comply with the provisions of this paragraph 4.

(D) The right of the Sellers to resist Claim for Tax and the forfeiture of such right shall be without prejudice to the Indemnities contained in this agreement or the Deed of Tax Covenant.

(E) The Purchaser shall be kept fully and promptly informed of all matters and all steps proposed to be taken by the Sellers and shall be entitled to receive from the Sellers copies of all correspondence in connection with any action taken by the Sellers pursuant to this clause in respect of any Claim for Tax.

(F) The appointment of solicitors or professional advisers shall be subject to the prior approval and continuing approval of the Purchaser, such approval not to be unreasonably withheld or withdrawn.

(G) All written communications which are to be transmitted to the relevant Tax Authority in connection with the Claim for Tax shall first be submitted to the Purchaser and shall not be despatched unless approval is given, such approval not to be unreasonably withheld.

(H) The relevant member of the Purchaser's Group or the relevant Group Company (as the case may be) shall be at liberty without reference to the Sellers and on such terms as it may in its absolute discretion think fit to admit, compromise, settle, discharge or otherwise deal with any Claim for Tax if:

        (i) within seven business days following the service of notice of that Claim for Tax on the Sellers pursuant to sub-paragraph (A) of this paragraph the Sellers fail to notify the Purchaser of their wish to resist the Claim for Tax; or

        (ii) the Sellers serve a notice on the Purchaser to the effect that they do not or no longer wish to resist the Claim for Tax.


(I) The Sellers shall be bound to accept for the purposes of this agreement and the Deed of Tax Covenant any admission, compromise, settlement or discharge of any Tax Liability and the outcome of any proceedings relating thereto, made or arrived at in accordance with the provisions of this paragraph 4.

(J) Nothing in this paragraph 4 shall prevent any member of the Purchaser's Group or any Group Company from paying the Tax Liability (or any part of it) which is the subject of the Claim for Tax where the Tax Liability in question includes a liability to pay Tax.

(K) If in respect of any Claim for Tax, any sum is recovered by the relevant Group Company or the Purchaser or any member of the Purchaser's Group from any Tax Authority as a result of any action taken under this clause (the "Recovery Amount"), the Purchaser will pay to the Sellers an amount equal to the Recovery Amount including any repayment supplement in respect of that Recovery Amount provided that the Recovery Amount may not exceed the aggregate of the amount paid in respect of the underlying Tax Liability under the Tax Covenant or the Tax Warranties to the Purchaser, each of the Purchaser's Group and each of the Group Companies under Clause 4(B) (i) and an amount equal to notional interest calculated at the Base Rate of National Westminster Bank PLC thereon as reduced by (i) any sums owed to the Purchaser under this Agreement or the Tax Covenant and (ii) any Tax Liability of the Purchaser in respect of the Recovery Amount and the repayment supplement.

5.      No liability if loss is otherwise compensated for

Purchaser can only claim once

(A) The Purchaser and those deriving title from the Purchaser on or after Completion shall not be entitled to recover damages or otherwise obtain reimbursement or restitution more than once between them in respect of any individual breach of the Warranties or claim under the Undertakings.

(B) No liability shall attach to the relevant Seller by reason of any breach of the Warranties to the extent that the same loss occasioned to the Purchaser or any member of the Group by reason of such breach has been recovered under the Undertakings and no liability shall attach to the relevant Seller under the Undertakings to the extent that the same loss has been recovered by a claim under the Warranties given by it.

(C) The relevant Seller shall not be liable for breach of any of the Warranties nor to a claim under any of the Undertakings if and to the extent that the subject of the claim has been made good or is otherwise compensated for without cost or expense to the Purchaser or to any member of the Purchaser's Group or the Group.

Credit for tax benefits

(D) If, at the request and expense of the Sellers, a chartered accountant appointed by the Purchaser and the Sellers by agreement, or failing agreement, on application by the Sellers, by the President for the time being of the Institute of Chartered Accountants in England and Wales or equivalent in other jurisdictions, shall certify that any Tax Liability in respect of which the Sellers have made a payment to the Purchaser under this agreement or the Tax Covenant, has or will give rise to a Relief for the relevant member of the Purchaser's Group or the relevant
        Group Company, then:-

        (i) where the Relief has been utilised as a deduction from or offset against Tax, an amount equal to the amount of the Relief; and

        (ii) where the Relief has been utilised as a deduction from or offset against income profits or gains an amount equal to the amount of Tax which has been saved;

        shall be dealt with in accordance with sub-clause(E) of this clause.

(E) Where an amount (the "Relevant Amount") is to be dealt with under this sub-clause:-

        (i) the Relevant Amount shall first be set off against any payment then due from the Sellers to the Purchaser under this agreement or the Tax Covenant; and

        (ii) to the extent that there is an excess, an amount equal to the excess shall be paid by the Purchaser to the Sellers, within ten business days of demand.

Insurances

(F) If and to the extent that, in respect of any matter which would give rise to a breach of the Warranties (other than the Tax Warranties), the Sellers shall not be liable for such breach to the extent the Group Companies could recover any amount under a reasonably prudent insurance policy (including a level of cover for professional indemnity reasonably considered appropriate by the Purchaser after consultation with the Sellers). The Sellers confirm that the insurance policies held by Group Companies prior to Completion were more than reasonably prudent having regard to the size and nature of the Thames Water Group and the fact that insurance is placed through a captive insurance company.

Recovery From Third Parties

(G)             (i)     Where the Purchaser and/or any member of the Group is at
                        any time entitled to recover from some other person other than the Purchaser or a member of the Purchaser's
                        Group or any Tax Authority any sum in respect of any matter giving rise to a claim under the Warranties and/or Undertakings the Purchaser if requested to do so and on being indemnified to its reasonable satisfaction by the Sellers, shall, and shall procure that the relevant member of the Group shall, undertake all reasonably necessary steps (having regard, inter alia, to the Purchaser's ongoing business interests) to enforce such recovery and, in the event that the

                        Purchaser or any member of the Group shall recover any amount from such other person, the amount of the claim against the relevant Seller shall (if not paid) be adjusted by the amount recovered or (if paid) the Purchaser shall make a payment to the Seller in accordance with sub-paragraph G(ii). The provisions of this sub-paragraph (i) shall not affect the primary liability of the Sellers to pay the Purchaser the amount of any loss suffered. The Seller shall be obliged to pay Purchaser the full amount of any loss suffered and, where appropriate, the provisions of sub-paragraph
                        (G)(ii) shall apply following such payment.

        (ii) If the relevant Seller has paid at any time to the Purchaser an amount pursuant to a claim in respect of the Warranties and/or the Undertakings and the Purchaser or any member of the Group is entitled to recover from some other person other than any Tax Authority or the Purchaser or a member of the Purchaser's Group any sum in respect of any matter giving rise to such claim, the Purchaser if requested to do so and on being indemnified to its reasonable satisfaction by the Sellers, shall, and shall procure that the relevant member of the Group shall take all reasonably necessary steps (having regard, inter alia, to the Purchaser's ongoing business interests) to enforce such recovery, and the Purchaser shall within 10 business days of recovery from such other person repay to the Seller so much of the amount recovered by the Purchaser or the relevant member of the Group from such other person less an amount equal to any Tax Liability the Purchaser or the relevant member of the Group in respect of the sum recovered from such other person PROVIDED THAT the amount repayable to the Sellers shall not exceed the sum recovered by the Purchaser from the Sellers under the claim for breach of Warranty and/or Undertaking.

        (iii) If any amount is repaid to the Seller by the Purchaser or any member of the Group pursuant to sub-paragraph (G)(ii) above, an amount equal to the amount so repaid shall be deemed never to have been paid by the Seller to the Purchaser for the purposes of clause 1 (Limitation on quantum) of this schedule 3.

6.      Acts of Purchaser

        (i) No claim shall lie against the Sellers under the Warranties (other than the Tax Warranties) to the extent that such claim is wholly or partly attributable to any act, omission, transaction, or arrangement carried out by any member of the Group after Completion which is outside the ordinary course of business and where the Sellers can show that the relevant Group Company acted in the knowledge that such act, omission, transaction or arrangement would cause or increase a loss for which a claim could be made against the
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                                       82


                Sellers PROVIDED that nothing in this clause shall prejudice the common law duty of the Purchaser to mitigate any loss.

        (ii) The Sellers shall not be liable for any breach of Warranties or claim under the Undertakings to the extent that such breach or claim would not have arisen but for any changes after Completion in the accounting basis on which any member of the Group values its assets or any other change after Completion in accounting policy or practice of any member of the Group after Completion unless such change is required by law or is made to satisfy generally accepted accounting principles.

7.      Allowance, provision or reserve in the Completion Accounts

        The Seller shall not be liable for any breach of any of the Warranties or claim under the Undertakings to the extent that a relevant allowance, provision or reserve (whether general or specific) shall have been made in the Completion Accounts.

8.      Retrospective legislation

        No liability shall arise in respect of any breach of any of the Warranties or claim under the Undertakings if and to the extent that liability for such breach or such claim occurs or is increased wholly or partly as a result of any legislation not in force at the date hereof and not announced to be introduced with effect from a date before Completion.

9.      Taxation

        The Seller shall not be liable in any event in respect of any breach of the Warranties or claim under the Undertakings or the Tax Covenant in respect of any Tax Liability:-

(A) to the extent that provision or reserve in respect of that Tax Liability is made in the Completion Accounts; or

(B) to the extent that the Tax Liability arises or is increased as a result of any increase in rates of Tax or any change in law or any change or withdrawal of any published extra-statutory concession or Statement of Practice by a Tax Authority being an increase, withdrawal or change made, in any such case, after Completion with retrospective effect and in each case not announced to be introduced with effect from a date before Completion; or

(C) to the extent that that Tax Liability would not have arisen but for a voluntary transaction, action or omission carried out or effected by the Company at any time after Completion, other than any such transaction, action or omission carried out or effected under a legally binding commitment created on or before

        Completion or any action the Purchaser takes at the request of the Sellers under any of the following clauses: Conduct of Tax Disputes (4), Tax Returns (10) Surrender of Group Relief (11) Recovery from Third Parties 5(G) and Mitigation (12); or

(D) to the extent that that Tax Liability arises by reason of a voluntary disclaimer by the Company after Completion of the whole or part of any Relief or by reason of a voluntary revocation by the Company after Completion of any claim for Relief made (whether provisionally or otherwise) prior to Completion; or

(E) to the extent that any Income, Profits or Gains to which that Tax Liability is attributable were actually earned or received by or actually accrued to the Company but were not (in either such case) reflected in the Completion Accounts except to the extent that the Tax Liability exceeds the amount of the aforementioned Income, Profit or Gains; or

(F) to the extent that that Tax Liability arises or is increased as a consequence of any failure by the Purchaser or the Company to comply with any of their respective obligations under 4 (Conduct of Tax Disputes), 10 (Tax Returns), 11 (Surrender of Group Relief) or Mitigation (12); or

(G) to the extent that that Tax Liability would not have arisen but for a cessation of, or a major change in the nature or conduct of, any trade carried on by the Company, being a cessation or change occurring after Completion; or

(H) to the extent that the Tax Liability arises or increases as a result of any changes after Completion in the bases, methods or policies of accounting of the Purchaser or any of the Group Companies unless such change is required as a result of any Group Company failing to satisfy generally acceptable accountancy practices, standards and principles as in existence at Completion.

10.     Tax Returns

        (A) The Sellers shall be entitled and they or their duly authorised agents shall, at the Sellers cost, in respect of all periods ending or ended on or before Completion, prepare and submit, in accordance with the applicable law, all returns of the Group Companies for the purposes of all Taxes and all claims, elections, surrenders, disclaimers, notices and consents required by law to be submitted in connection with such returns.

        (B) The Purchasers shall procure that each Group Company shall following Completion:

                (i) afford, at the Sellers' cost, the Sellers and their duly authorised agents access to the Group Companies' documents and records to prepare and submit the said returns, claims, elections, surrenders, disclaimers, notices and consents; and

                (ii) subject to being reasonably satisfied that the documentation in question is accurate, prepared in accordance with the applicable law and will not result in any Group Company or any member of the Purchaser's Group or any officer or employee or agent of any such company committing an offence, complete and execute such documentation as the Sellers may reasonably request in connection with or for the purposes of the Sellers' obligations under clause 10(A). No provision in this sub-clause 10(B)(ii) will affect the Purchaser's or any Group Company's rights against the Sellers or the Sellers' Guarantor under any provision of this Agreement or the Tax Covenant.

        (C) The Purchaser agrees that neither it nor any member of its Group will not voluntarily disturb any returns which are agreed with the relevant Tax Authorities pursuant to this clause.

11.     Surrender of Group Relief

(A) The Purchaser shall, on being reasonably indemnified or all professional costs it may reasonably and property incur, procure that Permutit UK shall surrender to any member of the Retained Group as the Sellers may at their sole discretion specify all such trading losses described in section 403 ICTA 1988 ("Group Relief") available for potential surrender by Permutit UK to any member of the Retained Group pursuant to Chapter IV of Part X ICTA 1988 and which relate to any accounting period of the Company ended on or before Completion.

(B) The Purchaser hereby undertakes that it shall, and shall procure that Permutit UK will, complete and execute all such documentation as is reasonably required to give full effect to the surrenders to be made under sub-clause (A) and that such surrenders are allowed in full by the Inland Revenue and (without prejudice to the generality of the foregoing) the Purchaser shall procure that the Company shall sign and submit to the Inland Revenue all such notices of consent to surrender (including provisional or protective notices of consent in cases where any relevant Tax computation has not yet been agreed).

(C)     In consideration of each of the surrenders to be made under sub-clause
        (A), the Sellers shall pay to Permutit UK, a sum equal to the amount of corporation tax from which the company that is the claimant company in respect of such surrender has been relieved by virtue of that surrender being validly and effectively made.

(D) Any sum payable under sub-clause (C) shall be paid on the date on which any corporation tax chargeable on the taxable profits of the company that is the claimant company in respect of the surrender in question for the accounting period of its to which that surrender relates becomes due and payable (or would have become due and payable had the claimant company incurred any liability to corporation tax in respect of that accounting period).

(E) In the event that any payment is made in accordance with the foregoing provisions of this clause in respect of any surrender of Group Relief made under sub-clause (A) and corporation tax falls nevertheless to be charged in respect of the taxable profits that the relevant surrender was intended to relieve from such tax (whether as a result of the Inland Revenue refusing to allow Group Relief or subsequently withdrawing Group Relief in respect of the relevant surrender or for any other reason whatsoever), the Purchaser shall procure that Permutit UK shall within five Business Days of the demand repay to the Sellers or to the relevant subsidiary or subsidiaries of the Sellers either the sum previously paid in respect of the relevant surrender in accordance with the foregoing provisions of this clause or, as the case may be, such part of that sum as is attributable to the element of the surrender that did not have the effect of relieving from corporation tax the taxable profits intended to be relieved by virtue of that surrender PROVIDED THAT where the receipt of the sum previously paid to Permutit UK was or will be taken into account in calculating a Tax Liability of Permutit UK, the amount repayable will be equal to the sum previously paid less the Tax Liability.

12.     Mitigation

(A) To the extent that Permutit U.K. uses any of its Reliefs which has not been treated as an asset or taken into account in calculating any provision in the Completion Accounts and which has arisen prior to Completion to reduce or eliminate any Tax Liability in respect of which the Purchaser would have been able to make a claim against the Sellers or any of them under the Tax Warranties or the Tax Covenant it shall not be entitled to make such claim under the Tax Warranties or the Tax Covenant in respect of that Tax Liability provided that nothing in this clause shall require the Purchaser to utilise such Relief in priority to any Relief arising after Completion.

(B) The Purchaser agrees that Permutit UK shall not utilise any of its Reliefs arising prior to Completion and which is not treated as an asset or taken into account in calculating any provision in the Completion Accounts to set off against income, profits or gains or any Tax Liability arising after Completion until the expiry of two years after Completion unless it is in accordance with sub-clause
        (A) above.

13.     Information Memoranda and independent advice of Purchaser

        The Purchaser acknowledges and agrees with the Seller (for themselves and for the benefit of their officers, employees and advisers and as trustees for such officers, employees and advisers) that:

(A) save to the extent expressly provided to the contrary herein, the invitation to it by the Seller to consider the purchase of the Shares and the provision of information relating to the Group, its undertaking, financial position or prospects (including, in particular but without limitation, the information contained in the Information Memoranda), was made by the Seller and accepted by the Purchaser, and this agreement is entered into, on the basis and condition that no member of the Retained Group nor any of the officers, employees and advisers of each member of the Retained Group has made or makes any representation or warranty as to the accuracy or completeness of such information, or accepts any duty of care in relation to the Purchaser in respect of the provision of such information and that none of such persons shall be under any liability to the Purchaser in the event that, for whatever reason, such information (including, in particular but without limitation, the information contained in the Information Memoranda) is or becomes inaccurate, incomplete or misleading; and

(B) the Purchaser has received independent legal and financial advice relating to the purchase of the Shares and to the terms of this agreement and the documents to be executed pursuant to it, including the terms of this paragraph.

14.     Immovable Property and the Environment

(A) The Sellers shall not be liable under the Warranties other than that contained in clause 6 of schedule 2 or the Tax Warranties to the extent that the subject of the claim relates to the ownership, occupation and/or use of Immovable Property owned, occupied and/or used by the Company.

(B) The Sellers shall not be liable under the Warranties other than those contained in clause 11 of schedule 2 to the extent that the subject of the claim relates to Environmental Matters or Environmental Liabilities. This sub-clause 14(B) of schedule 3 prevails over sub-clause 14(A) of schedule 3.

15.     Group Netting Agreement

(A) Permutit UK has no liability (whether actual or contingent) under the Composite Accounting System Agreement and Deed of Guarantee given in favour of National Westminster Bank plc ("Nat West") dated 5th May 1994 ("the Guarantee").

(B) Nat West has not prior to 30th March 1995 exercised any of its rights under the guarantee contained in the Guarantee.

(C) No security has been given or payment made by any person in connection with the release of the Guarantee by Nat West dated 30th March 1995 and annexed to the Disclosure Letter.

SIGNED by                  )
for and on behalf of       )
THAMES WATER PRODUCTS AND  )                        Janet Ravenscroft
SERVICES LIMITED           )





SIGNED by                  )
for and on behalf of       )
PWT OVERSEAS LIMITED       )                        Janet Ravenscroft





SIGNED by                  )
for and on behalf of       )
IONPURE TECHNOLOGIES       )                        Ian Gallantree
                           )





SIGNED by                  )
for and on behalf of       )                        Janet Ravenscroft
THAMES WATER PLC           )





SIGNED by                  )
for and on behalf of       )
UNITED STATES FILTER       )                        Ian Gallantree
CORPORATION                )